SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                         GENERAL INSTRUMENT CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Delaware                                     13-3575653
-----------------------------------         ------------------------------------
(State of incorporation or organization)              (I.R.S. Employer
                                                     Identification No.)
   8770 West Bryn Mawr Avenue
            Suite 1300                                      60631
        Chicago, Illinois
-----------------------------------         ------------------------------------
(Address of principal executive offices)                 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                                      Name of each exchange
to be so registered                                      on which each class
                                                         is to be registered
Preferred Stock Purchase Rights                          New York Stock Exchange

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_| Securities to be registered pursuant to Section 12(g) of the Act:
                                      None
--------------------------------------------------------------------------------
                                (Title of Class)

Item 1.           Description of Securities to be Registered.
                  -------------------------------------------

        On January 6, 1997, the Board of Directors of General Instrument Corporation, a Delaware corporation (the "Company"), declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $.01 per share (the "Common Shares"), of the Company. The dividend is payable to the stockholders of record as of 5:00 P.M., New York, New York time, on January 24, 1997 (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as hereinafter defined) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), at a price of $100.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 6, 1997 (the "Rights Agreement"), between the Company and Chase Mellon Shareholder Services (the "Rights Agent").

        The Rights are attached to all certificates representing outstanding Common Shares, and no separate Right Certificates (as hereinafter defined) have been distributed. The Rights will separate from the Common Shares on the earliest to occur of (i) the first date of public announcement that a person or "group" (other than FLC Entities (as hereinafter defined) to the extent FLC Entities, individually or as a group, beneficially own no more than 20% of the then outstanding Common Shares) has acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) ten (10) business days (or such later date as the Board of Directors of the Company may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person". The first date of public announcement that a person or group has become an Acquiring Person is the "Shares Acquisition Date". "FLC Entities" means Instrument Partners, a New York limited partnership, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership, Mssrs. Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, Winston W. Hutchins and Steven B. Klinsky, and their Affiliates and Associates who or which are considered as one Person and references to the FLC Entities include any or all such persons.

        The Rights Agreement provides that until the Distribution Date the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares have contained and will continue to contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M., New York, New York time, on January 6, 2007, unless earlier redeemed by the Company as described below.

        In the event that any person becomes an Acquiring Person (except pursuant to a Permitted Offer as hereinafter defined), each holder of a Right will have (subject to the terms of the Rights Agreement) the right (the "Flip-In Right") to receive upon exercise the number of Common Shares, or, in the discretion of the Board of Directors of the Company, the number of one one-thousandths of a Preferred Share (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. A "Permitted Offer" is a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by a majority of Disinterested Directors (as hereinafter defined) to be adequate (taking into account all factors that such Disinterested Directors deem relevant) and otherwise in the best interests of the Company and its stockholders (other than the person or any affiliate or associate thereof on whose basis the offer is being made) taking into account all factors that such Disinterested Directors may deem relevant. "Disinterested Directors" are directors of the Company who are not officers of the Company and who are not Acquiring Persons or affiliates or associates thereof, or representatives of any of them, or any person who was directly or indirectly proposed or nominated as a director of the Company by a Transaction Person (as hereinafter defined).

        In the event that, at any time  following the Shares  Acquisition  Date,
(i) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate thereof, or any other person in which such Acquiring Person, affiliate or associate has an interest, or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

        The Purchase Price payable, and the number of one-thousandths of a Preferred Share or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        The Purchase Price is also subject to adjustment in the event of a stock split of the Common Shares, or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional one-thousandths of a Preferred Share will be issued, and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per Common Share. Each Preferred Share will have one thousand votes, voting together with the Common Shares. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to at least six full quarterly dividends, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Shares until all dividends in default on the Preferred Shares have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

        At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors of the Company. Additionally, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price after the triggering of the Flip-In Right and before the expiration of any period during which the Flip-In Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Shares are treated alike but not involving a Transaction Person (as hereinafter defined). Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        In the event that a majority of the directors serving on the Board following a meeting of stockholders or stockholder action by written consent are not nominated by the Board of Directors of the Company serving immediately prior to such meeting or action, then for 365 days following such meeting or action the Rights may not be redeemed if such redemption is reasonably likely to facilitate a combination or sale of assets or earning power (a "Transaction") with a person (or its affiliate or associate) who (A) is or will become an Acquiring Person if the Transaction were to be consummated and (B) who has directly or indirectly proposed or nominated a member of the Board of Directors of the Company who is in office at the time the Transaction is being considered (a "Transaction Person"). The Rights may not be redeemed thereafter if during such 365 day period the Company enters into any agreement reasonably likely to facilitate a Transaction with a Transaction Person and the redemption is reasonably likely to facilitate a Transaction with a Transaction Person.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

        Attached hereto as Exhibit 1 and incorporated herein by reference is a form of the Rights Agreement, dated as of January 6, 1997, between the General Instrument Corporation and Chase Mellon Shareholder Services, as Rights Agent, specifying the terms of the Rights, including the exhibits thereto, as follows:
Exhibit A -- The Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of General Instrument Corporation; Exhibit B -- The Form of Right Certificate; and Exhibit C -- The Summary of Rights to Purchase Shares. The foregoing description of the Rights is qualified by reference to the Rights Agreement and the exhibits thereto.

Item 2.           Exhibits.
                  ---------

                  1. Rights Agreement, dated as of January 6, 1997 between General Instrument Corporation and Chase Mellon Shareholder Services, as Rights Agent, which includes, as Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of General Instrument Corporation, as Exhibit B thereto, the Form of Right Certificate and as Exhibit C thereto, the Summary of Rights to Purchase Shares.

                  2. Press Release dated January 7, 1997 announcing the adoption of the Rights Plan.

                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                           GENERAL INSTRUMENT
                                           CORPORATION


                                           By:  /s/ Thomas A. Dumit
                                                -------------------
                                                Thomas A. Dumit,
                                                Vice President, General Counsel
                                                and Chief Administrative Officer

Dated:  January 10, 1997

     Exhibit                               Description
     -------                               -----------

       1. Rights Agreement, dated as of January 6, 1997 between General Instrument Corporation and Chase Mellon Shareholder Services, as Rights Agent, which includes, as Exhibit A thereto, the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of General Instrument Corporation, as Exhibit B thereto, the Form of Right Certificate and as Exhibit C thereto, the Summary of Rights to Purchase Shares.
       2. Press Release dated January 7, 1997 announcing the adoption of the Rights Plan.

                                                EXHIBIT 1

--------------------------------------------------------------------------------




                         GENERAL INSTRUMENT CORPORATION

                                       and

                      CHASE MELLON SHAREHOLDER SERVICES, as

                                  Rights Agent

                          -----------------------------

                                Rights Agreement
                          -----------------------------

                           Dated as of January 6, 1997






--------------------------------------------------------------------------------

                                            TABLE OF CONTENTS

                                                                            Page
SECTION 1.            Certain Definitions......................................2

SECTION 2.            Appointment of Rights Agent..............................7

SECTION 3.            Issue of Right Certificates..............................7

SECTION 4.            Form of Right Certificate...............................10

SECTION 5.            Countersignature and Registration.......................11

SECTION 6.            Transfer, Split-Up, Combination and Exchange of Right
                        Certificates; Mutilated, Destroyed, Lost or Stolen Right
                        Certificate...........................................12

SECTION 7.            Exercise of Rights; Purchase Price; Expiration Date of
                        Rights................................................14

SECTION 8.            Cancellation and Destruction of Right Certificates......18

SECTION 9.            Reservation and Availability of Capital Stock...........18

SECTION 10.           Preferred Shares Record Date............................20

SECTION 11.           Adjustment of Purchase Price, Number and Kind of Shares or
                        Number of Rights......................................20

SECTION 12.           Certificate of Adjusted Purchase Price or Number of
                        Shares................................................33

SECTION 13.           Consolidation, Merger or Sale or Transfer of Assets or
                        Earning Power.........................................33

SECTION 14.           Fractional Rights and Fractional Shares.................37

SECTION 15.           Rights of Action........................................39

SECTION 16.           Agreement of Right Holders..............................40

SECTION 17.           Right Certificate Holder Not Deemed a Stockholder.......41

SECTION 18.           Concerning the Rights Agent.............................42

SECTION 19.           Merger or Consolidation or Change of Name of Rights
                        Agent.................................................42

SECTION 20.           Duties of Rights Agent..................................43

SECTION 21.           Change of Rights Agent..................................47

SECTION 22.           Issuance of New Right Certificates......................48

SECTION 23.           Redemption and Termination..............................49

SECTION 24.           Exchange................................................52

SECTION 25.           Notice of Certain Events................................53

SECTION 26.           Notices.................................................55

SECTION 27.           Supplements and Amendments..............................56

SECTION 28.           Determination and Actions by the Board, etc.............57

SECTION 29.           Successors..............................................58

SECTION 30.           Benefits of this Agreement..............................58

SECTION 31.           Severability............................................58

SECTION 32.           Governing Law...........................................58

SECTION 33.           Counterparts............................................59

SECTION 34.           Descriptive Headings....................................59




EXHIBIT A    -   Certificate of Designation, Preferences and Rights of Series A
                 Participating Preferred Stock of General Instrument Corporation
EXHIBIT B    -   Form of Right Certificate
EXHIBIT C    -   Revised Summary of Rights to Purchase Preferred Shares

--------------------------------------------------------------------------------
                       DEFINED TERM CROSS REFERENCE SHEET
--------------------------------------------------------------------------------

Acquiring Person...........................................        Section 1(a)

Act........................................................        Section 1(b)

Adjusted Number of Shares..................................        Section 11(a)

Adjusted Purchase Price....................................        Section 11(a)

Adjustment Shares..........................................        Section 11(a)

Affiliate..................................................        Section 1(c)

Agreement..................................................        Preface

Associate..................................................        Section 1(c)

beneficially own...........................................        Section 1(d)

Beneficial Owner...........................................        Section 1(d)

Board......................................................        Preface

Business Day...............................................        Section 1(e)

capital stock equivalent...................................        Section 11(a)

Close of Business..........................................        Section 1(f)

Common Shares..............................................        Section 1(g)

Company....................................................        Preface

current per share market price.............................        Section 11(d)

Disinterested Directors....................................        Section 1(h)

Distribution Date..........................................        Section 3(a)

equivalent preferred shares................................        Section 11(b)

Exchange Act...............................................        Section 1(c)

Exchange Ratio.............................................        Section 24(a)

Final Expiration Date......................................        Section 7(a)

FLC Entity.................................................        Section 1(i)

Interested Stockholder.....................................        Section 1(j)

NASDAQ.....................................................        Section 11(d)

Permitted Offer............................................        Section 1(k)

Person.....................................................        Section 1(l)

Preferred Shares...........................................        Section 1(m)

Principal Party............................................        Section 13(b)

Proration Factor...........................................        Section 11(a)

Purchase Price.............................................        Section 4(a)

Record Date................................................        Preface

Redemption Date............................................        Section 7(a)

Redemption Price...........................................        Section 23(a)

Revised Summary of Rights..................................        Section 3(b)

Right......................................................        Preface

Right Certificate..........................................        Section 3(a)

Rights Agent...............................................        Preface

Rights Agreement...........................................        Section 3(c)

Section 11(a)(ii) Event....................................        Section 1(n)

Section 13 Event...........................................        Section 1(o)

Security...................................................        Section 11(d)

Shares Acquisition Date....................................        Section 1(p)

Subsidiary.................................................        Section 1(q)

Summary of Rights..........................................        Section 3(b)

then outstanding...........................................        Section 1(d)

Trading Day................................................        Section 11(d)

Transaction................................................        Section 1(r)

Transaction Person.........................................        Section 1(s)

Triggering Event...........................................        Section 1(t)

voting securities..........................................        Section 13(a)

        RIGHTS  AGREEMENT,   dated  as  of  January  6,  1997,  between  General
Instrument Corporation, a Delaware corporation (the "Company"), and Chase Mellon Shareholder Services, a New Jersey limited liability company ("Rights Agent").

        The Board of Directors of the Company (the "Board") authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share (as hereinafter defined) of the Company outstanding at the Close of Business (as hereinafter defined) on January 24, 1997 (the "Record Date"), each Right representing the right to purchase one one-thousandth (subject to adjustment as provided herein) of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized the issuance of one Right with respect to each Common Share that shall become outstanding between the Record Date and the Distribution Date (as such term is hereinafter defined); provided, however, that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date and prior to the earlier of the Redemption Date and the Final Expiration Date in accordance with the provisions of Section 23 hereof.

        Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        SECTION 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:

        (a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the then outstanding Common Shares (other than as a result of a Permitted Offer) or was such a Beneficial Owner at any time after the date hereof, whether or not such person continues to be the Beneficial Owner of 15% or more of the then outstanding Common Shares. Notwithstanding the foregoing,
(i) the term "Acquiring Person" shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or of any Subsidiary of the Company, (D) any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan acting in such capacity or (E) any FLC Entity, provided that the FLC Entities may acquire the Beneficial Ownership of additional Common Shares to the extent the percentage of Common Shares Beneficially Owned by them in the aggregate, after giving effect to such acquisition, does not exceed 20% of the then Outstanding Common Shares of the Company; and (ii) no Person shall become an "Acquiring Person" (x) as a result of the acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportional number of shares beneficially owned by such Person together with all Affiliates and Associates of such Person, provided, that if (1) a Person would become an Acquiring Person (but for the operation of this clause (x)) as a result of the acquisition of Common Shares by the Company, and (2) after such share acquisition by the Company, such Person, or an Affiliate or Associate of such Person, becomes the Beneficial Owner of any additional Common Shares, then such Person shall be deemed an Acquiring Person, or (y) if (1) within five Business Days after such Person would otherwise have become or, if such Person did so inadvertently, after such Person discovers that such Person would otherwise have become, an Acquiring Person (but for the operation of this clause
(y)), such Person notifies the Board that such Person did so inadvertently,  and
(2) within two Business Days after such notification (or such greater period of time as may be determined by action of the Board, but in no event greater than five Business Days), such Person divests itself of a sufficient number of Common Shares so that such Person is the Beneficial Owner of such number of Common Shares that such Person no longer would be an Acquiring Person.

        (b) "Act" shall mean the Securities Act of 1933, as amended and as in effect on the date of this Agreement.

        (c) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement (the "Exchange Act").

        (d) A Person shall be deemed the "Beneficial Owner" of and shall be deemed to "beneficially own" any securities:

                  (i) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

                  (ii) which such Person or any of such Person's Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, or
        (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                  (iii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) relating to the acquisition, holding, voting (except to the extent contemplated by the proviso to Section l(d)(ii)(B)) or disposing of any securities of the Company.

        Notwithstanding anything in this definition of a Beneficial Owner to the contrary, the phrase "then outstanding", when used with reference to a Person's Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.

        (e) "Business Day" shall mean any day other than a Saturday, Sunday, U.S. federal holiday or any day on which banking institutions in New York are authorized or obligated by law or executive order to close.

        (f) "Close of Business" on any given date shall mean 5:00 P.M., New York time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 P.M., New York time, on the next succeeding Business Day.

        (g) "Common Shares" when used with reference to the Company shall mean the shares of Common Stock, par value of $.01 per share, of the Company or, in the event of a subdivision, combination or consolidation with respect to such shares of Common Stock, the shares of Common Stock resulting from such subdivision, combination or consolidation. "Common Shares" when used with reference to any Person other than the Company shall mean the capital stock (or equity interest) with the greatest combined economic and voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

        (h) "Disinterested Directors" shall mean the members of the Board who are not (i) employees of the Company, (ii) Acquiring Persons or their Affiliates or Associates or representatives of any of them, or (iii) any Person who was directly or indirectly proposed or nominated as a director of the Company by a Transaction Person.

        (i) "FLC Entities" shall mean Instrument Partners, a New York limited partnership, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership, Mssrs. Theodore J.
Forstmann, Nicholas C. Forstmann, Wm. Brian Little, Winston W. Hutchins and Steven B. Klinsky, and their Affiliates and Associates who or which shall be considered as one Person and references to the FLC Entities shall include any or all such persons.

        (j) "Interested Stockholder" shall mean any Acquiring Person or any Affiliate or Associate of an Acquiring Person or any other Person in which any such Acquiring Person, Affiliate or Associate has an interest which represents in excess of 5% of the total combined economic or voting power of such Person, or any other Person acting directly or indirectly on behalf of, or in concert with, any such Acquiring Person, Affiliate or Associate.

        (k) "Permitted Offer" shall mean a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of such shares under such tender or exchange offer, by at least a majority of the Disinterested Directors, to be adequate and otherwise in the best interests of the Company and its stockholders (other than the Person, or any Affiliate or Associate thereof, on whose behalf the offer is being made) taking into account all factors that such Disinterested Directors may deem relevant.

        (l) "Person" shall mean any individual, firm, partnership, corporation, trust, association, joint venture or other entity, and shall include any successor (by merger or otherwise) of such entity.

        (m) "Preferred Shares" shall mean shares of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company having the relative rights, preferences and limitations set forth in the Form of Certificate of Designation, Preferences and Rights attached to this Agreement as Exhibit A.

        (n) "Section 11(a)(ii) Event" shall mean any event described in Section 11(a)(ii) hereof.

        (o)  "Section 13 Event"  shall mean any event  described  in clause (i),
(ii) or (iii) of Section 13(a) hereof.

        (p) "Shares Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such.

        (q) "Subsidiary" of any Person shall mean any corporation or other Person of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

        (r) "Transaction" shall mean any merger, consolidation or sale of assets described in Section 13(a) hereof or any acquisition of Common Shares of the Company which would result in a Person becoming a Transaction Person.

        (s) "Transaction Person" with respect to a Transaction shall mean (i) any Person who (A) is or will become an Acquiring Person if the Transaction were to be consummated and (B) directly or indirectly proposed or nominated a director of the Company which director is in office at the time of consideration of the Transaction, or (ii) an Affiliate or Associate of such a Person.

        (t)  "Triggering  Event" shall mean any Section  11(a)(ii)  Event or any
Section 13 Event.

        SECTION 2. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents as it may deem necessary or desirable.

        SECTION 3. Issue of Right Certificates.(a) The Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and the right to receive Right Certificates will be transferable only in connection with the transfer of the underlying Common Shares (including a transfer to the Company) until the earlier to occur of (i) the Shares Acquisition Date or (ii) the Close of Business on the tenth Business Day (or such later date as may be determined by action of the Board) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) to commence (which intention to commence remains in effect for five (5) Business Days after such announcement), a tender or exchange offer the consummation of which would result in any Person becoming an Acquiring Person (including, in the case of both clauses (i) and (ii) of this Section 3(a), any such date which is after the date of this Agreement and prior to the issuance of the Rights), the earlier of such dates being herein referred to as the "Distribution Date"; provided, however, that if the tender offer is terminated prior to the occurrence of a Distribution Date, then no Distribution Date shall occur as a result of such tender offer. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and send, or cause to be sent, by first-class, insured, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Right Certificate, substantially in the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right for each Common Share so held. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

        (b) As promptly as practicable following the Record Date, the Company shall send a copy of a Summary of Rights to Purchase Preferred Shares, in substantially the form of Exhibit C hereto (the "Summary of Rights"), by first-class, postage prepaid mail, to each record holder of Common Shares as of the Close of Business on the Record Date, at the address of such holder shown on the records of the Company. Upon the execution and delivery of this Agreement, or as soon as practicable thereafter, the Company shall file the full text of this Agreement and the Summary of Rights with the Securities and Exchange Commission. With respect to certificates for Common Shares outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates registered in the names of the holders thereof together with a copy of the Summary of Rights attached thereto. Until the Distribution Date (or the earlier of the Redemption Date or the Final Expiration Date), the surrender for transfer of any certificate for Common Shares outstanding on the Record Date, with or without a copy of the Summary of Rights attached thereto, shall also constitute the transfer of the Rights associated with such Common Shares. As a result of the execution of this Agreement on January 6, 1997, each Common Stock outstanding as of the Close of Business on January 24, 1997 shall, subject to the terms and conditions of this Agreement, also represent one Right and shall, subject to the terms and conditions of this Agreement, represent the right to purchase one one-thousandth of a share of Preferred Stock.

        (c) Certificates for Common Shares which become outstanding (including, without limitation, reacquired Common Shares referred to in the last sentence of this Section 3(c)) after the Record Date but prior to the earliest of the Distribution Date, the Redemption Date or the Final Expiration Date shall be deemed also to be certificates for Rights and from and after the date hereof shall bear the following legend:

                  This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between General Instrument Corporation and Chase Mellon Shareholder Services, dated as of January 6, 1997 (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of General Instrument Corporation. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. General Instrument Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor from such holder. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as defined in the Rights Agreement) and certain related persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to such certificates containing the foregoing legend, until the Distribution Date, the Rights associated with the Common Shares represented by such certificates shall be evidenced by such certificates alone, and the surrender for transfer of any such certificate shall also constitute the transfer of the Rights associated with the Common Shares represented thereby. In the event that the Company purchases or acquires any Common Shares after the Record Date but prior to the Distribution Date, any Rights associated with such Common Shares shall be deemed canceled and retired so that the Company shall not be entitled to exercise any Rights associated with the Common Shares which are no longer outstanding.

        SECTION 4. Form of Right Certificate. (a) The Right Certificates (and the forms of election to purchase and of assignment to be printed on the reverse thereof) shall be substantially in the form set forth in Exhibit B hereto and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage. Subject to the provisions of Sections 11 and 22 hereof, the Right Certificates shall entitle the holders thereof to purchase such number of one one-thousandths of a Preferred Share as shall be set forth therein at the price per one one-thousandth of a Preferred Share set forth therein (the "Purchase Price"), but the amount and type of securities purchasable upon the exercise of each Right and the Purchase Price thereof shall be subject to adjustment as provided herein.

        (b) Any Right Certificate issued pursuant to Section 3(a) or 22 hereof that represents Rights which are null and void pursuant to Section 7(e) hereof and any Right Certificate issued pursuant to Section 6 or 11 hereof upon transfer, exchange, replacement or adjustment of any other Right Certificate referred to in this sentence, shall contain (to the extent feasible) the following legend:

                  The Rights represented by this Right Certificate are or were beneficially owned by a Person who was or became an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement). Accordingly, this Right Certificate and the Rights represented hereby are null and void.

Provisions of Section 7(e) hereof shall be operative whether or not the foregoing legend is contained on any such Right Certificate.

        SECTION 5. Countersignature and Registsration. The Right Certificates shall be executed on behalf of the Company by its Chairman of the Board, its Chief Executive Officer, its President, any of its Vice Presidents, or its Treasurer, either manually or by facsimile signature, shall have affixed thereto the Company's seal or a facsimile thereof, and shall be attested by the Secretary or an Assistant Secretary of the Company, either manually or by facsimile signature. The Right Certificates shall be countersigned by the Rights Agent and shall not be valid for any purpose unless so countersigned. In case any officer of the Company who shall have signed any of the Right Certificates shall cease to be such officer of the Company before countersignature by the Rights Agent and issuance and delivery by the Company, such Right Certificates may nevertheless be countersigned by the Rights Agent and issued and delivered by the Company with the same force and effect as though the person who signed such Right Certificates had not ceased to be such officer of the Company; and any Right Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Right Certificate, shall be a proper officer of the Company to sign such Right Certificate, although at the date of the execution of this Agreement any such person was not such an officer.

        Following the Distribution Date, the Rights Agent will keep or cause to be kept, at its office designated as the appropriate place for surrender of such Right Certificate for transfer, books for registration and transfer of the Right Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Right Certificates, the number of Rights evidenced on its face by each of the Right Certificates and the certificate number and the date of each of the Right Certificates.

        SECTION 6. Transfer, Split-Up, Combination and Exchange of Right Certificates; Muti Subject to the provisions of Sections 4(b), 7(e) and 14 hereof, at any time after the Close of Business on the Distribution Date, and at or prior to the Close of Business on the earlier of the Redemption Date or the Final Expiration Date, any Right Certificate or Right Certificates may be transferred, split-up, combined or exchanged for another Right Certificate or Right Certificates, entitling the registered holder to purchase a like number of one one-thousandths of a Preferred Share (or, following a Triggering Event, other securities, as the case may be) as the Right Certificate or Right Certificates surrendered then entitled such holder (or former holder in the case of a transfer) to purchase. Any registered holder desiring to transfer, split-up, combine or exchange any Right Certificate or Right Certificates shall make such request in writing delivered to the Rights Agent, and shall surrender the Right Certificate or Right Certificates to be transferred, split-up, combined or exchanged at the principal office or offices of the Rights Agent designated for such purpose. Neither the Rights Agent nor the Company shall be obligated to take any action whatsoever with respect to the transfer of any such surrendered Right Certificate until the registered holder shall have completed and signed the certificate contained in the form of assignment on the reverse side of such Right Certificate and shall have provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request. Thereupon the Rights Agent shall, subject to the provisions of Sections 4(b), 7(e) and 14 hereof, countersign and deliver to the Person entitled thereto a Right Certificate or Right Certificates, as the case may be, as so requested. The Company may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split-up, combination or exchange of Right Certificates.

        Upon receipt by the Company and the Rights Agent of evidence reasonably satisfactory to them of the loss, theft, destruction or mutilation of a Right Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to them, and, at the Company's request, reimbursement to the Company and the Rights Agent of all reasonable expenses incidental thereto, and upon surrender to the Rights Agent and cancellation of the Right Certificate if mutilated, the Company will make and deliver a new Right Certificate of like tenor to the Rights Agent for countersignature and delivery to the registered holder in lieu of the Right Certificate so lost, stolen, destroyed or mutilated.

        SECTION 7. Exercise of Rights; Purchase Price; Expiration Date of Rights. (a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earliest of (i) the Close of Business on January 6, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in
Section 23 hereof (the "Redemption Date"), (iii) the time at which the Rights are exchanged as provided in Section 24 hereof, or (iv) the consummation of a transaction contemplated by Section 13(d) hereof.

        (b) From and after the date hereof, the Purchase Price for each one-thousandth of a Preferred Share pursuant to the exercise of a Right shall be $100.00, subject to adjustment from time to time as provided in the third sentence of this Section 7(b) and in Sections 11 and 13(a) hereof. The Purchase Price shall be payable in accordance with Section 7(c) below. Anything in this Agreement to the contrary notwithstanding, in the event that at any time after the date hereof and prior to the Distribution Date, the Company shall (i) declare or pay any dividend on the Common Shares payable in Common Shares or
(ii) effect a subdivision, combination or consolidation of the Common Shares (by reclassification or otherwise than by payment of dividends in Common Shares) into a greater or lesser number of Common Shares, then in any such case, each Common Share outstanding following such subdivision, combination or consolidation shall continue to have one Right (subject to adjustment as provided herein) associated therewith and the Purchase Price following any such event shall be proportionately adjusted to equal the result obtained by multiplying the Purchase Price immediately prior to such event by a fraction the numerator of which shall be the total number of Common Shares outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of Common Shares outstanding immediately following the occurrence of such event. The adjustment provided for in the preceding sentence shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected.

        (c) Upon receipt of a Right Certificate representing exercisable Rights, with the form of election to purchase and the certificate duly executed, accompanied by payment of the Purchase Price for the Preferred Shares (or other securities, as the case may be) to be purchased and an amount equal to any applicable transfer tax required to be paid by the holder of such Right Certificate in accordance with Section 6 hereof by certified check, cashier's check or money order payable to the order of the Company, the Rights Agent shall thereupon promptly (i) (A) requisition from any transfer agent of the Preferred Shares certificates for the number of Preferred Shares to be purchased and the Company hereby irrevocably authorizes its transfer agent to comply with all such requests, or (B) requisition from the depositary agent (if the Company, in its sole discretion, shall have elected to deposit the Preferred Shares issuable upon exercise of the Rights hereunder into a depositary) depositary receipts representing such number of one one-thousandths of a Preferred Share as are to be purchased (in which case certificates for the Preferred Shares represented by such receipts shall be deposited by the transfer agent with the depositary agent) and the Company will direct the depositary agent to comply with such requests, (ii) when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuance of fractional shares in accordance with Section 14 hereof, (iii) after receipt of such certificates or depositary receipts, cause the same to be delivered to or upon the order of the registered holder of such Right Certificate, registered in such name or names as may be designated by such holder, and (iv) when appropriate, after receipt thereof, deliver such cash to or upon the order of the registered holder of such Right Certificate. In the event that the Company is obligated to issue other securities (including Common Shares) of the Company pursuant to Section 11(a) hereof, the Company will make all arrangements necessary so that such other securities are available for distribution by the Rights Agent, if and when appropriate.

        In addition, in the case of an exercise of the Rights by a holder pursuant to Section 11(a)(ii) hereof, the Rights Agent shall return such Right Certificate to the registered holder thereof after imprinting, stamping or otherwise indicating thereon that the rights represented by such Right Certificate no longer include the rights provided by Section 11(a)(ii) hereof and if less than all the Rights represented by such Right Certificate were so exercised, the Rights Agent shall indicate on the Right Certificate the number of Rights represented thereby which continue to include the rights provided by
Section 11(a)(ii) hereof.

        (d) In case the registered holder of any Right Certificate shall exercise less than all the Rights evidenced thereby, a new Right Certificate evidencing Rights equivalent to the Rights remaining unexercised shall be issued by the Rights Agent to the registered holder of such Right Certificate or to his duly authorized assigns, subject to the provisions of Section 14 hereof, or the Rights Agent shall place an appropriate notation on the Right Certificate with respect to those Rights exercised.

        (e) Notwithstanding anything in this Agreement to the contrary, from and after the first occurrence of a Section 11(a)(ii) Event, any Rights beneficially owned by (i) an Acquiring Person or an Affiliate or Associate thereof, (ii) a transferee of an Acquiring Person (or of any Affiliate or Associate thereof) who becomes a transferee after the Acquiring Person becomes such, or (iii) a transferee of an Acquiring Person (or of any Affiliate or Associate thereof) who becomes a transferee prior to or concurrently with the Acquiring Person becoming such and receives such Rights pursuant to either (A) a transfer (whether or not for consideration) from the Acquiring Person to holders of equity interests in such Acquiring Person or to any Person with whom the Acquiring Person has a continuing agreement, arrangement or understanding regarding the transferred Rights or (B) a transfer which the Board has determined is part of a plan, arrangement or understanding which has as a primary purpose or effect the avoidance of this Section 7(e), shall become null and void without any further action and no holder of such Rights shall have any rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise. The Company shall use all reasonable efforts to insure that the provisions of this Section 7(e) and Section 4(b) hereof are complied with, but shall have no liability to any holder of Right Certificates or other Person as a result of its failure to make any determinations with respect to an Acquiring Person or its Affiliates, Associates or transferees hereunder.

        (f) Notwithstanding anything in this Agreement to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to a registered holder upon the occurrence of any purported exercise as set forth in this Section 7 unless such registered holder shall have (i) completed and signed the certificate contained in the form of election to purchase set forth on the reverse side of the Right Certificate surrendered for such exercise, and (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) or Affiliates or Associates thereof as the Company shall reasonably request.

        SECTION 8. Cancellation and Destruction of Right Certificates. All Right Certificates surrendered for the purpose of exercise (other than a partial exercise), transfer, split up, combination or exchange shall, if surrendered to the Company or to any of its agents, be delivered to the Rights Agent for cancellation or in canceled form, or, if surrendered to the Rights Agent, shall be canceled by it, and no Right Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Agreement. The Company shall deliver to the Rights Agent for cancellation and retirement, and the Rights Agent shall so cancel and retire, any other Right Certificate purchased or acquired by the Company otherwise than upon the exercise thereof. The Rights Agent shall deliver all canceled Right Certificates to the Company, or shall, at the written request of the Company, destroy such canceled Right Certificates, and in such case shall deliver a certificate of destruction thereof to the Company.

        SECTION 9. Reservation and Availability of Capital Stock. The Company covenants and agrees that at all time prior to the occurrence of a Section 11(a)(ii) Event it will cause to be reserved and kept available out of its authorized and unissued Preferred Shares, or any authorized and issued Preferred Shares held in its treasury, the number of Preferred Shares that will be sufficient to permit the exercise in full of all outstanding Rights and, after the occurrence of a Section 11(a)(ii) Event, shall, to the extent reasonably practicable, so reserve and keep available a sufficient number of Common Shares (and/or other securities) which may be required to permit the exercise in full of the Rights pursuant to this Agreement.

        So long as the Preferred Shares (and, after the occurrence of a Section 11(a)(ii) Event, Common Shares, or any other securities, as the case may be) issuable upon the exercise of the Rights may be listed on any national securities exchange, the Company shall use its best efforts to cause, from and after such time as the Rights become exercisable, all shares reserved for such issuance to be listed on such exchange upon official notice of issuance upon such exercise.

        The Company covenants and agrees that it will take all such action as may be necessary to ensure that all Preferred Shares (or Common Shares and/or other securities, as the case may be) delivered upon exercise of Rights shall, at the time of delivery of the certificates for such shares or other securities (subject to payment of the Purchase Price), be duly and validly authorized and issued and fully paid and nonassessable shares or securities.

        The Company further covenants and agrees that it will pay when due and payable any and all U.S. federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of the Right Certificates or of any Preferred Shares (or Common Shares and/or other securities, as the case may be) upon the exercise of Rights. The Company shall not, however, be required to pay any transfer tax which may be payable in respect of any transfer or delivery of Right Certificates to a person other than, or the issuance or delivery of certificates or depositary receipts for the Preferred Shares (or Common Shares and/or other securities, as the case may be) in a name other than that of, the registered holder of the Right Certificate evidencing Rights surrendered for exercise, or to issue or to deliver any certificates or depositary receipts for Preferred Shares (or Common Shares and/or other securities, as the case may be) upon the exercise of any Rights, until any such tax shall have been paid (any such tax being payable by the holder of such Right Certificate at the time of surrender) or until it has been established to the Company's reasonable satisfaction that no such tax is due.

        The Company shall use its best efforts to (i) file, as soon as practicable following the Shares Acquisition Date (or, if required by law, at such earlier time following the Distribution Date as so required), a registration statement under the Act with respect to the securities purchasable upon exercise of Rights on an appropriate form, (ii) cause such registration statement to become effective as soon as practicable after such filing, and
(iii) cause such registration statement to remain effective (with a prospectus at all times meeting the requirements of the Act and the rules and regulations thereunder) until the date of the expiration of the rights provided by Section 11(a)(ii) hereof. The Company will also take such action as may be appropriate under the blue sky laws of the various states.

        SECTION 10. Preferred Shares Record Date. Each Person in whose name any certificate for Preferred Shares (or Common Shares and/or other securities, as the case may be) is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Preferred Shares (or Common Shares and/or other securities, as the case may be) represented thereby on, and such certificate shall be dated, the date upon which the Right Certificate evidencing such Rights was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; provided, however, that, if the date of such surrender and payment is a date upon which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding Business Day on which the Preferred Shares (or Common Shares and/or other securities, as the case may be) transfer books of the Company are open.

        SECTION 11. Adjustment of Purchase Price, Number and Kind of Shares or Number of Rights. The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 11.

                  (a) (i) In the event the Company shall at any time after the date of this Agreement (A) declare a dividend on the Preferred Shares payable in Preferred Shares, (B) subdivide the outstanding Preferred Shares, (C) combine the outstanding Preferred Shares into a smaller number of Preferred Shares or (D) issue any shares of its capital stock in a reclassification of the Preferred Shares (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), except as otherwise provided in this Section 11(a) and Section 7(e) hereof, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the Preferred Shares transfer books of the Company were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon exercise of one Right. If an event occurs which would require an adjustment under both this Section 11(a)(i) and Section 11(a)(ii) hereof, the adjustment provided for in this Section 11(a)(i) shall be in addition to, and shall be made prior to, any adjustment required pursuant to Section 11(a)(ii) hereof.

                  (ii) In the event any Person, alone or together with its Affiliates and Associates, shall become an Acquiring Person, then proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall, for a period of sixty
        (60) days  after the later of (i) the  occurrence  of any such  event or
        (ii) the effective date of an appropriate registration statement under the Act pursuant to Section 9 hereof, have a right to receive, upon exercise thereof at a price equal to the then current Purchase Price, in accordance with the terms of this Agreement, such number of Common Shares (or, in the discretion of the Board, one one-thousandths of a Preferred Share) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the then number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event and (B) dividing that product by 50% of the then current per share market price of the Company's Common Shares (determined pursuant to Section 11(d) hereof) on the date of such first occurrence (such number of shares being referred to as the "Adjustment Shares"); provided, however, that if the transaction that would otherwise give rise to the foregoing adjustment is also subject to the provisions of Section 13 hereof, then only the provisions of Section 13 hereof shall apply and no adjustment shall be made pursuant to this Section 11(a)(ii).

                  (iii) In the event that there shall not be sufficient treasury shares or authorized but unissued (and unreserved) Common Shares to permit the exercise in full of the Rights in accordance with the foregoing Section 11(a)(ii) and the Rights become so exercisable (and the Board has determined to make the Rights exercisable into fractions of a Preferred Share), notwithstanding any other provision of this Agreement, to the extent necessary and permitted by applicable law, each Right shall thereafter represent the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, (A) a number of (or fractions of) Common Shares (up to the maximum number of Common Shares which may permissibly be issued) and (B) a number of one one-thousandths of a Preferred Share or a number of (or fractions of) other equity securities of the Company (or, in the discretion of the Board, debt) which the Board has determined to have the same aggregate current market value (determined pursuant to Sections 11(d)(i) and 11(d)(ii) hereof, to the extent applicable) as one Common Share (such number of (or fractions of) Preferred Shares (or other equity securities or debt of the Company) being referred to as a "capital stock equivalent"), equal in the aggregate to the number of Adjustment Shares; provided, however, if sufficient Common Shares and/or capital stock equivalents are unavailable, then the Company shall, to the extent permitted by applicable law, take all such action as may be necessary to authorize additional Common Shares or capital stock equivalents for issuance upon exercise of the Rights, including the calling of a meeting of stockholders; and provided, further, that if the Company is unable to cause sufficient Common Shares and/or capital stock equivalents to be available for issuance upon exercise in full of the Rights, then each Right shall thereafter represent the right to receive the Adjusted Number of Shares upon exercise at the Adjusted Purchase Price (as such terms are hereinafter defined). As used herein, the term "Adjusted Number of Shares" shall be equal to that number of (or fractions of) Common Shares (and/or capital stock equivalents) equal to the product of (A) the number of Adjustment Shares and (B) a fraction, the numerator of which is the number of Common Shares (and/or capital stock equivalents) available for issuance upon exercise of the Rights and the denominator of which is the aggregate number of Adjustment Shares otherwise issuable upon exercise in full of all Rights (assuming there were a sufficient number of Common Shares available) (such fraction being referred to as the "Proration Factor"). The "Adjusted
        Purchase Price" shall mean the product of the Purchase Price and the Proration Factor. The Board may, but shall not be required to, establish procedures to allocate the right to receive Common Shares and capital stock equivalents upon exercise of the Rights among holders of Rights.

        (b) In case the Company shall fix a record date for the issuance of rights (other than the Rights), options or warrants to all holders of Preferred Shares entitling them (for a period expiring within forty-five (45) calendar days after such record date) to subscribe for or purchase Preferred Shares (or shares having the same rights and privileges as the Preferred Shares ("equivalent preferred shares") or securities convertible into Preferred Shares or equivalent preferred shares at a price per Preferred Share or equivalent preferred share (or having a conversion price per share, if a security convertible into Preferred Shares or equivalent preferred shares) less than the then current per share market price of the Preferred Shares (as determined pursuant to Section 11(d) hereof) on such record date, the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Preferred Shares outstanding on such record date plus the number of Preferred Shares which the aggregate offering price of the total number of Preferred Shares and/or equivalent preferred shares so to be offered (and/or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such current per share market price, and the denominator of which shall be the number of Preferred Shares outstanding on such record date plus the number of additional
Preferred Shares and/or equivalent preferred shares to be offered for subscription or purchase (or into which the convertible securities so to be offered are initially convertible); provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company issuable upon the exercise of one Right. In case such subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent. Preferred Shares owned by or held for the account of the Company shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights, options or warrants are not so issued, the Purchase Price shall be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.

        (c) In case the Company shall fix a record date for the making of a distribution to all holders of the Preferred Shares (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing or surviving corporation) of evidences of indebtedness or assets (other than a regular quarterly cash dividend or a dividend payable in Preferred Shares) or subscription rights or warrants (excluding those referred to in Section 11(b) hereof), the Purchase Price to be in effect after such record date shall be determined by multiplying the Purchase Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the then current per share market price (as determined pursuant to
Section 11(d) hereof) of the Preferred Shares on such record date, less the fair market value (as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent) of the portion of the assets or evidences of indebtedness so to be distributed or of such subscription rights or warrants applicable to one Preferred Share and the denominator of which shall be such current per share market price of the Preferred Shares; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of the Company to be issued upon exercise of one Right. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such distribution is not so made, the Purchase Price shall again be adjusted to be the Purchase Price which would then be in effect if such record date had not been fixed.
                  (d) (i) For the purpose of any computation hereunder, the "current per share market price" of any security (a "Security" for the purpose of this Section 11(d)(i)) on any date shall be deemed to be the average of the daily closing prices per share of such Security for the thirty (30) consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Security is determined during a period following the announcement by the issuer of such Security of (A) a dividend or distribution on such Security payable in shares of such Security or securities convertible into such shares, or (B) any subdivision, combination or reclassification of such Security, and prior to the expiration of thirty (30) Trading Days after the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, then, and in each such case, the current per share market price shall be appropriately adjusted to reflect the current per share market price equivalent of such Security. The closing price for each day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Security is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Security is listed or admitted to trading or, if the Security is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Security is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker, selected by the Board, making a market in the Security. If on any such date no such market maker is making a market in the Security, the fair value of the Security on such date as determined in good faith by the Board shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Security is listed or admitted to trading is open for the transaction of business or, if the Security is not listed or admitted to trading on any national securities exchange, a Business Day. Subject to Section 11(d)(ii) hereof, if any Security is not publicly held or so listed or traded, "current per share market price" of such Security shall mean the fair market value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent.

                  (ii) For the purpose of any computation hereunder, the "current per share market price" of the Preferred Shares shall be determined in accordance with the method set forth in the foregoing
        Section 11(d)(i). If the Preferred Shares are not publicly traded, the current per share market price of the Preferred Shares shall be conclusively deemed to be the current per share market price of the Common Shares as determined pursuant to the foregoing Section 11(d)(i) (appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof), multiplied by one thousand (1,000). If neither the Common Shares nor the Preferred Shares are publicly held or so listed or traded, "current per share market price" shall mean the fair value per share as determined in good faith by the Board, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent.

        (e) Notwithstanding anything herein to the contrary, no adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Purchase Price; provided, however, that any adjustments which by reason of this Section 11(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 11 shall be made to the nearest cent or to the nearest one one-thousandth of a Preferred Share or one hundred-thousandth of any other share or security, as the case may be. Notwithstanding the first sentence of this Section 11(e), any adjustment required by this Section 11 shall be made no later than the earlier of (i) three
(3) years from the date of the  transaction  which  mandates such  adjustment or
(ii) the Final Expiration Date.

        (f) If, as a result of an adjustment made pursuant to Section 11(a)(ii) or 13(a) hereof, the holder of any Right thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than Preferred Shares, thereafter the number of other shares so receivable upon exercise of any Right shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Preferred Shares contained in Sections 11(a) through 11(c) hereof, inclusive, and the provisions of Sections 7, 9, 10, 13 and 14 hereof with respect to the Preferred Shares shall apply on like terms to any such other shares.

        (g) All Rights originally issued by the Company subsequent to any adjustment made to the Purchase Price hereunder shall evidence the right to purchase, at the adjusted Purchase Price, the number of one-thousandths of a Preferred Share purchasable from time to time hereunder upon exercise of the Rights, all subject to further adjustment as provided herein.

        (h) Unless the Company shall have  exercised its election as provided in
Section 11(i) hereof, upon each adjustment of the Purchase Price as a result of the calculations made in Sections 11(b) and 11(c) hereof, each Right outstanding immediately prior to the making of such adjustment shall thereafter evidence the right to purchase, at the adjusted Purchase Price, that number of one one-thousandths of a Preferred Share (calculated to the nearest one hundred-thousandth of a Preferred Share) obtained by (i) multiplying (A) the number of Preferred Shares covered by a Right immediately prior to this adjustment of the Purchase Price by (B) the Purchase Price in effect immediately prior to such adjustment of the Purchase Price and (ii) dividing the product so obtained by the Purchase Price in effect immediately after such adjustment of the Purchase Price.

        (i) The Company may elect on or after the date of any adjustment of the Purchase Price to adjust the number of Rights, in lieu of any adjustment in the number of one one-thousandths of a Preferred Share purchasable upon the exercise of a Right. Each of the Rights outstanding after such adjustment of the number of Rights shall be exercisable for the number of one one-thousandths of a Preferred Share for which a Right was exercisable immediately prior to such adjustment. Each Right held of record prior to such adjustment of the number of Rights shall become that number of Rights (calculated to the nearest one ten-thousandth) obtained by dividing the Purchase Price in effect immediately prior to adjustment of the Purchase Price by the Purchase Price in effect immediately after adjustment of the Purchase Price. The Company shall make a public announcement of its election to adjust the number of Rights, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. This record date may be the date on which the Purchase Price is adjusted or any day thereafter, but, if the Right Certificates have been issued, shall be at least ten (10) days later than the date of the public announcement. If Right Certificates have been issued, upon each adjustment of the number of Rights pursuant to this Section 11(i), the Company shall, as promptly as practicable, cause to be distributed to holders of record of Right Certificates on such record date Right Certificates evidencing, subject to
Section 14 hereof, the additional Rights to which such holders shall be entitled as a result of such adjustment, or, at the option of the Company, shall cause to be distributed to such holders of record in substitution and replacement for the Right Certificates held by such holders prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Right Certificates evidencing all the Rights to which such holders shall be entitled after such adjustment. Right Certificates so to be distributed shall be issued, executed and countersigned in the manner provided for herein and shall be registered in the names of the holders of record of Right Certificates on the record date specified in the public announcement.

        (j) Irrespective of any adjustment or change in the Purchase Price or the number of one one-thousandths of a Preferred Share issuable upon the exercise of the Rights, the Right Certificates theretofore and thereafter issued may continue to express the Purchase Price and the number of one one-thousandths of a Preferred Share which were expressed in the initial Right Certificates issued hereunder.

        (k) Before taking any action that would cause an adjustment reducing the Purchase Price below the then par value, if any, of the number of one one-thousandths of a Preferred Share, Common Shares or other securities issuable upon exercise of the Rights, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue such number of fully paid and nonassessable one one-thousandths of a Preferred Share, Common Shares or other securities at such adjusted Purchase Price.

        (1) In any case in which this Section 11 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of one one-thousandths of a Preferred Share, Common Shares or other securities of the Company, if any, issuable upon such exercise over and above the number of one one-thousandths of a Preferred Share, Common Shares or other securities of the Company, if any, issuable upon exercise on the basis of the Purchase Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

        (m) Notwithstanding anything in this Section 11 to the contrary, the Company shall be entitled to make such reductions in the Purchase Price, in addition to those adjustments expressly required by this Section 11, as and to the extent that it in its sole discretion shall determine to be advisable in order that any (i) consolidation or subdivision of the Preferred Shares, (ii) issuance wholly for cash of Preferred Shares at less than the current market price, (iii) issuance wholly for cash of Preferred Shares or securities which by their terms are convertible into or exchangeable for Preferred Shares, (iv) stock dividends, or (v) issuance of rights, options or warrants referred to in this Section 11, hereafter made by the Company to holders of its Preferred Shares shall not be taxable to such stockholders.

        (n) The Company covenants and agrees that it shall not, at any time after the Distribution Date, (i) consolidate with any other Person (other than a Subsidiary of the Company in a transaction which does not violate Section 11(o) hereof), (ii) merge with or into any other Person (other than a Subsidiary of the Company in a transaction which does not violate Section 11(o) hereof), or
(iii) sell or transfer (or permit any Subsidiary to sell or transfer), in one transaction, or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which does not violate Section 11(o) hereof), if (A) at the time of or immediately after such consolidation, merger, sale or transfer there are any charter or by-law provisions or any rights, warrants or other instruments or securities outstanding or agreements in effect or other actions taken, which would materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights or (B) prior to, simultaneously with or immediately after such consolidation, merger or sale, the stockholders of the Person who constitutes, or would constitute, the "Principal Party" for purposes of Section 13(a) hereof shall have received a distribution of Rights previously owned by such Person or any of its Affiliates and Associates. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such other Person shall have executed and delivered to the Rights Agent a supplemental agreement evidencing compliance with this Section 11(n).

        (o) The Company covenants and agrees that, after the Distribution Date, it will not, except as permitted by Section 23 or 27 hereof, take (or permit any Subsidiary to take) any action the purpose of which is to, or if at the time such action is taken it is reasonably foreseeable that the effect of such action is to, materially diminish or otherwise eliminate the benefits intended to be afforded by the Rights.

        (p) The exercise of Rights under Section 11(a)(ii) hereof shall only result in the reduction of rights under Section 11(a)(ii) hereof to the extent so exercised and shall not otherwise affect the rights represented by the Rights under this Agreement, including the rights represented by Section 13 hereof.

        SECTION 12. Certificate of Adjusted Purchase Price or Number of Shares. Whenever an adjustment is made as provided in Section 11 or 13 hereof, the Company shall promptly (a) prepare a certificate setting forth such adjustment, and a brief statement of the facts accounting for such adjustment, (b) file with the Rights Agent and with each transfer agent for the Common Shares and the Preferred Shares a copy of such certificate and (c) mail a brief summary thereof to each holder of a Right Certificate in accordance with Section 26 hereof. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

        SECTION 13. Consolidation, Merger or Sale or Transfer of Assets or Earning Power. (a) In the event that, on or following the Shares Acquisition Date, directly or indirectly, (i) the Company shall consolidate with, or merge with and into, any Interested Stockholder or, if in such merger or consolidation all holders of Common Shares are not treated alike, any other Person, (ii) the Company shall consolidate with, or merge with, any Interested Stockholder or, if in such merger or consolidation all holders of Common Shares are not treated alike, any other Person, and the Company shall be the continuing or surviving corporation of such consolidation or merger (other than, in a case of any transaction described in clause (i) or (ii) above of this Section 13(a), a merger or consolidation which would result in all of the securities generally entitled to vote in the election of directors ("voting securities") of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and the holders (and relative percentage holdings of each such holder) of such securities not having changed as a result of such merger or consolidation), or (iii) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any Interested Stockholder or Stockholders or, if in such transaction all holders of Common Shares are not treated alike, any other Person, (other than the Company or any Subsidiary of the Company in one or more transactions each of which does not violate Section 11(o) hereof), then, and in each such case (except as provided in Section 13(d) hereof), proper provision shall be made so that (A) each holder of a Right, except as provided in Section 7(e) hereof, shall thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of freely tradable Common Shares of the Principal Party (as hereinafter defined), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall equal the result obtained by
(1) multiplying the then current Purchase Price by the number of one one-thousandths of a Preferred Share for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to Section 11(a)(ii) hereof) and dividing that product by (2) 50% of the then current per share market price of the Common Shares of such Principal Party (determined pursuant to Section 11(d) hereof) on the date of consummation of such Section 13 Event; (B) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Section 13 Event, all the obligations and duties of the Company pursuant to this Agreement; (C) the term "Company" shall thereafter be deemed to refer to such Principal Party, it being specifically intended that the provisions of Section 11 hereof shall apply only to such Principal Party following the first occurrence of a Section 13 Event; and (D) such Principal Party shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares) in connection with the consummation of any such transaction as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights.

        (b) "Principal Party" shall mean

                  (i) in the case of any transaction  described in clause (i) or
        (ii) of the first sentence of Section 13(a) hereof, the Person that is the issuer of any securities into which Common Shares of the Company are converted in such merger or consolidation, and if no securities are so
        issued,   the  Person  that  is  the  other  party  to  such  merger  or consolidation (including, if applicable, the Company if it is the surviving corporation); and

                  (ii) in the case of any transaction described in clause (iii) of the first sentence of Section 13(a) hereof, the Person that is the party receiving the greatest portion of the assets or earning power transferred pursuant to such transaction or transactions;

provided, however, that in any of the foregoing cases, (1) if the Common Shares of such Person are not at such time, and have not been continuously over the preceding twelve (12) month period, registered under Section 12 of the Exchange Act, and such Person is a direct or indirect Subsidiary of another Person the Common Shares of which are and have been so registered, "Principal Party" shall refer to such other Person; (2) in case such Person is a Subsidiary, directly or indirectly, of more than one Person, the Common Shares of two or more of which are and have been so registered, "Principal Party" shall refer to whichever of such Persons is the issuer of the Common Shares having the greatest aggregate market value; and (3) in case such Person is owned, directly or indirectly, by a joint venture formed by two or more Persons that are not owned, directly or indirectly, by the same Person, the rules set forth in clauses (1) and (2) above of this Section 13(b) shall apply to each of the chains of ownership having an interest in such joint venture as if such party were a "Subsidiary" of both or all of such joint venturers, and the Principal Parties in each such chain shall bear the obligations set forth in this Section 13 in the same ratio as their direct or indirect interests in such Person bear to the total of such interests.

        (c) The Company shall not consummate any such consolidation, merger, sale or transfer unless the Principal Party shall have a sufficient number of its authorized Common Shares which have not been issued or reserved for issuance to permit the exercise in full of the Rights in accordance with this Section 13 and unless prior thereto the Company and such Principal Party shall have executed and delivered to the Rights Agent a supplemental agreement providing for the terms set forth in Sections 13(a) and 13(b) hereof and further providing that, as soon as practicable after the date of any consolidation, merger, sale or transfer mentioned in Section 13(a) hereof, the Principal Party at its own expense shall:

                  (i) prepare and file a registration statement under the Act with respect to the Rights and the securities purchasable upon exercise of the Rights on an appropriate form, and use its best efforts to cause such registration statement to (A) become effective as soon as practicable after such filing, and (B) remain effective (with a prospectus at all times meeting the requirements of the Act) until the Final Expiration Date;

                  (ii) use its best efforts to qualify or register the Rights and the securities purchasable upon exercise of the Rights under the blue sky laws of such jurisdictions as may be necessary or appropriate; and

                  (iii) deliver to holders of the Rights historical financial statements for the Principal Party which comply in all respects with the requirements for registration on Form 10 under the Exchange Act.

        The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers. The rights under this
Section 13 shall be in addition to the rights to exercise Rights and adjustments under Section 11(a)(ii) hereof and shall survive any exercise thereof.

        (d) Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 13 shall not be applicable to a transaction described in clause (i) or (ii) of Section 13(a) hereof if (A) such transaction is consummated with a Person or Persons who acquired Common Shares pursuant to a Permitted Offer (or a wholly owned Subsidiary of any such Person or Persons),
(B) the price per Common Share offered in such transaction is not less than the price per Common Share paid to all holders of Common Shares whose shares were purchased pursuant to such Permitted Offer, and (C) the form of consideration offered in such transaction is the same as the form of consideration paid pursuant to such Permitted Offer. Upon consummation of any such transaction contemplated by this Section 13(d), all Rights hereunder shall expire.

        SECTION 14. Fractional Rights and Fractional Shares. (a) The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right. For the purposes of this Section 14(a), the current market value of a whole Right shall be the closing price of the Rights for the Trading Day immediately prior to the date on which such fractional Rights would have been otherwise issuable. The closing price for any day shall be the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Rights are not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Rights are listed or admitted to trading or, if the Rights are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by NASDAQ or such other system then in use or, if on any such date the Rights are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker, selected by the Board, making a market in the Rights. If on any such date no such market maker is making a market in the Rights, the fair value of the Rights on such date as determined in good faith by the Board shall be used.

        (b) The Company shall not be required to issue fractions of Preferred Shares (other than fractions which are one one-thousandths or integral multiples of one one-thousandth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are one one-thousandths or integral multiples of one one-thousandth of a Preferred Share). Fractions of Preferred Shares in integral multiples of one one-thousandth of a Preferred Share may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have the rights, privileges and preferences to which they are entitled as beneficial owners of the Preferred Shares represented by such depositary receipts. In lieu of fractional Preferred Shares that are not one one-thousandths or integral multiples of one one-thousandth of a Preferred Share, the Company shall pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of one Preferred Share. For the purposes of this Section 14(b), the current market value of a Preferred Share shall be the closing price of a Preferred Share (as determined pursuant to Section 11(d)(ii) hereof) for the Trading Day immediately prior to the date of such exercise.

        (c) Following the occurrence of one of the transactions or events specified in Section 11 hereof giving rise to the right to receive Common Shares, capital stock equivalents (other than Preferred Shares) or other securities upon the exercise of a Right, the Company shall not be required to issue fractions of shares or units of such Common Shares, capital stock equivalents or other securities upon exercise of the Rights or to distribute certificates which evidence fractions of such Common Shares, capital stock equivalents or other securities. In lieu of fractional shares or units of such Common Shares, capital stock equivalents or other securities, the Company may pay to the registered holders of Right Certificates at the time such Rights are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a share or unit of such Common Shares, capital stock equivalents or other securities. For purposes of this Section 14(c), the current market value shall be determined in the manner set forth in Section 11(d) hereof for the Trading Day immediately prior to the date of such exercise and, if such capital stock equivalent is not traded, each such capital stock equivalent shall have the value of one one-thousandth of a Preferred Share.

        (d) The holder of a Right by the acceptance of the Right expressly waives his right to receive any fractional Rights or any fractional share upon exercise of a Right (except as provided above).

        SECTION 15. Rights of Action. All rights of action in respect of this Agreement, excepting the rights of action given to the Rights Agent under
Section 18 hereof, are vested in the respective registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Shares); and any registered holder of any Right Certificate (or, prior to the Distribution Date, of the Common Shares), without the consent of the Rights Agent or of the holder of any other Right Certificate (or, prior to the Distribution Date, of the Common Shares), may, in his own behalf and for his own benefit, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, his right to exercise the Rights evidenced by such Right Certificate in the manner provided in such Right Certificate and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.

        SECTION 16. Agreement of Right Holders. Every holder of a Right, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of a Right that:

        (a) prior to the Distribution Date, the Rights will be transferable only in connection with the transfer of the Common Shares;

        (b) after the Distribution Date, the Right Certificates are transferable only on the registry books of the Rights Agent if surrendered at the principal office or offices of the Rights Agent designated for such purpose, duly endorsed or accompanied by a proper instrument of transfer and with the appropriate form fully executed;

        (c) subject to Sections 6 and 7(f) hereof, the Company and the Rights Agent may deem and treat the person in whose name the Right Certificate (or, prior to the Distribution Date, the associated Common Shares certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on the Right Certificate or the associated Common Shares certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent, subject to the last sentence of Section 7(e) hereof, shall be required to be affected by any notice to the contrary; and

        (d) notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or a beneficial interest in a Right or other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation; provided, however, the Company must use its best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

        SECTION 17. Right Certificate Holder Not Deemed a Stockholder. No holder, as such, of any Right Certificate shall be entitled to vote, receive dividends or be deemed for any purpose the holder of the Preferred Shares or any other securities of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Right Certificate be construed to confer upon the holder of any Right Certificate, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 25 hereof), or to receive dividends or other distributions, or to exercise any preemptive or subscription rights, or otherwise, until the Right or Rights evidenced by such Right Certificate shall have been exercised in accordance with the provisions hereof.

        SECTION 18. Concerning the Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent, for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises. In no case shall the Rights Agent be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever, even if the Rights Agent has been advised of the likelihood of such loss or damage.

        The Rights Agent shall be protected and shall incur no liability for, or in respect of any action taken, suffered or omitted by it in connection with, its administration of this Agreement in reliance upon any Right Certificate or certificate for Common Shares or for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged by the proper Person or Persons.

        SECTION 19. Merger or Consolidation or Change of Name of Rights Agent. Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any corporation succeeding to the stock transfer or all or substantially all of the corporate trust business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such corporation would be eligible for appointment as a successor Rights Agent under the provisions of
Section 21 hereof. In case at the time such successor Rights Agent shall succeed to the agency created by this Agreement, any of the Right Certificates shall have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of a predecessor Rights Agent and deliver such Right Certificates so countersigned, and in case at that time any of the Right Certificates shall not have been countersigned, any successor Rights Agent may countersign such Right Certificates either in the name of the predecessor or in the name of the successor Rights Agent. In all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

        In case at any time the name of the Rights Agent shall be changed and at such time any of the Right Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Right Certificates so countersigned, and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Right Certificates either in its prior name or in its changed name. In all such cases such Right Certificates shall have the full force provided in the Right Certificates and in this Agreement.

        SECTION 20. Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Right Certificates, by their acceptance thereof, shall be bound:

        (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

        (b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, without limitation, the identity of any Acquiring Person and the determination of the current per share market price of any Security) be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

        (c) The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct.

        (d) The Rights Agent shall not be liable for, or by reason of, any of the statements of fact or recitals contained in this Agreement or in the Right Certificates or be required to verify the same (except its countersignature thereof). All such statements and recitals are, and shall be deemed to have been made, by the Company only.

        (e) The Rights Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Rights Agent) or in respect of the validity or execution of any Right Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor shall it be responsible for any adjustment required under the provisions of Section 11 or 13 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights evidenced by Right Certificates after receipt of the certificate described in Section 12 hereof); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Preferred Shares or Common Shares or other securities to be issued pursuant to this Agreement or any Right Certificate or as to whether any Preferred Shares or Common Shares or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable; nor shall it be under any duty to make any independent investigation or determination of the identity of any Acquiring Person or any Affiliate or Associate thereof, but shall be entitled to rely, in the absence of instructions identifying any such Person, on representations made by holders of Right Certificates.

        (f) The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

        (g) The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered by it in good faith in accordance with instructions of any such officer.

        (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in any of the Rights or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company, or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity.

        (i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct; provided, however, reasonable care was exercised in the selection and continued employment thereof.

        (j) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights hereunder if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

        (k) If, with respect to any Right Certificates surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to purchase, as the case may be, has not been completed, the Rights Agent shall not take any further action with respect to such requested exercise of transfer without first consulting with the Company.

        SECTION 21. Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon thirty (30) days' notice in writing mailed to the Company and to each transfer agent of the Preferred Shares or Common Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon sixty (60) days' notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Shares or Common Shares by registered or certified mail, and to holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit his Right Certificate for inspection by the Company), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be either (i) a corporation organized and doing business under the laws of the United States or of the State of New York or the State of Illinois (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York or the State of Illinois), in good standing, which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000 (or such lower number as approved by the Board) or (ii) an affiliate of such a corporation. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed, but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Shares or Common Shares and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

        SECTION 22. Issuance of New Right Certifcates. Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Right Certificates evidencing Rights in such form as may be approved by the Board to reflect any adjustment or change in the Purchase Price and the number or kind or class of shares or other securities or property purchasable under the Right Certificates made in accordance with the provisions of this Agreement.

        In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the earliest of the Redemption Date, the Final Expiration Date and the consummation of a transaction contemplated by Section 13(d) hereof, the Company (a) shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, or upon the exercise, conversion or exchange of securities, notes or debentures issued by the Company, and (b) may, in any other case, if deemed necessary or appropriate by the Board, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that no Right Certificates shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof.

        SECTION 23. Redemption and Termination. (a) (i) The Board may, at its option, redeem all, but not less than all, of the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), at any time prior to the earlier of (A) the occurrence of a Section 11(a)(ii) Event or (B) the Final Expiration Date, and the Company may, at its option, pay the Redemption Price either in Common Shares (based on the "current per share market price", as defined in Section 11(d) hereof, of the Common Shares at the time of redemption) or cash; provided, however, that if the Company elects to pay the Redemption Price in Common Shares, the Company shall not be required to issue any fractional Common Shares, and the number of Common Shares issuable to each holder of Rights shall be rounded down to the next whole share.

                  (ii) In addition, the Board may, at its option, at any time following a Shares Acquisition Date but prior to any Section 13 Event redeem all, but not less than all, of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the earning power of the Corporation and its subsidiaries (taken as a whole)
        (A) in which all holders of Common Shares are treated alike and (B) not involving (other than as a holder of Common Shares being treated like all other such holders) a Transaction Person, or (y)(A) if and for so long as the Acquiring Person is not thereafter the Beneficial Owner of 5% of the Common Shares, and (B) at the time of redemption no other Persons are Acquiring Persons.

                  (iii) Notwithstanding anything to the contrary in this Agreement, including, without limitation, the provisions of Sections 23(a)(i) and (a)(ii) hereof, in the event that a majority of the Board is comprised of persons elected at a meeting or by written consent of stockholders who were not nominated by the Board in office immediately prior to such meeting or action by written consent (including successors of such persons elected to the Board) for the purpose of either facilitating a Transaction with a Transaction Person or circumventing directly or indirectly the provisions of this Section 23(a)(iii), then
        (1) the Rights may not be redeemed for a period of 365 days following the effectiveness of such election if such redemption is reasonably likely to have the purpose or effect of facilitating a Transaction with a Transaction Person, and (2) the Rights may not be redeemed following such 365-day period if (x) such redemption is reasonably likely to have the purpose of facilitating a Transaction with a Transaction Person and
        (y) during such 365-day period, the Company enters into any agreement, arrangement or understanding with any Transaction Person which is reasonably likely to have the purpose or effect of facilitating a Transaction with any Transaction Person.

        (b) In the case of a redemption permitted under Section 23(a)(i) hereof, immediately upon the date for redemption set forth in (or determined in the manner specified in) a resolution of the Board ordering the redemption of the Rights, evidence of which shall have been filed with the Rights Agent, and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights shall be to receive the Redemption Price for each Right so held. In the case of a redemption permitted only under Section 23(a)(ii) hereof, evidence of which shall have been filed with the Rights Agent, the right to exercise the Rights will terminate and represent only the right to receive the Redemption Price upon the later of ten (10) Business Days following the giving of notice or the expiration of any period during which the rights under Section 11(a)(ii) hereof may be exercised. The Company shall promptly give public notice of any such redemption; provided, however, that the failure to give, or any defect in, any such notice shall not affect the validity of such redemption. Within ten (10) days after such date for redemption set forth in a resolution of the Board ordering the redemption of the Rights, the Company shall mail a notice of redemption to all the holders of the then outstanding Rights at their last addresses as they appear upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. Neither the Company nor any of its Affiliates or Associates may redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 23 and other than in connection with the purchase of Common Shares prior to the Distribution Date.

        (c) In the case of a redemption permitted under Section 23(a)(i) hereof, the Company may, at its option, discharge all of its obligations with respect to the Rights by (i) issuing a press release announcing the manner of redemption of the Rights in accordance with this Agreement and (ii) mailing payment of the Redemption Price to the registered holders of the Rights at their last addresses as they appear on the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the Transfer Agent of the Common Shares, and upon such action, all outstanding Rights and Right Certificates shall be null and void without any further action by the Company.

        SECTION 24. Exchange. (a) The Board may, at its option, at any time after the time that any Person becomes an Acquiring Person, exchange all or part of the then outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Sections 7(e) and 11(a)(ii) hereof) for Common Shares of the Company at an exchange ratio of one Common Share per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction involving either the Common Shares or the Preferred Shares occurring after the date hereof (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, any entity holding Common Shares for or pursuant to the terms of any such plan or any trustee, administrator or fiduciary of such a plan), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Shares then outstanding.

        (b) Immediately upon the action of the Board ordering the exchange of any Rights pursuant to Section 24(a) hereof and without any further action and without any notice, the right to exercise such Rights shall terminate and the only right thereafter of a holder of such Rights shall be to receive that number of Common Shares equal to the number of such rights held by such holder multiplied by the Exchange Ratio. The Company shall promptly give public notice of any such exchange; provided, however, that the failure to give, or any defect in, such notice shall not affect the validity of such exchange. The Company shall promptly mail a notice of any such exchange to all of the holders of such Rights at their last addresses as they appear upon the registry books of the Rights Agent. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of exchange will state the method by which the exchange of the Common Shares for Rights will be effected and, in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Sections 7(e) and 11(a)(ii) hereof) held by each holder of Rights.

        (c) In any exchange pursuant to this Section 24, the Company, at its option, may substitute Preferred Shares (or equivalent preferred shares, as such term is defined in Section 11(b) hereof) for some or all of the Common Shares exchangeable for Rights, at the initial rate of one-thousandth of a Preferred Share (or equivalent preferred share) for each Common Share, as appropriately adjusted to reflect adjustments in the voting rights of the Preferred Shares pursuant to the terms thereof, so that the fraction of a Preferred Share delivered in lieu of each Common Share shall have the same voting rights as one Common Share.

        (d) The Board shall not authorize any exchange transaction referred to in Section 24(a) hereof unless at the time such exchange is authorized there shall be sufficient Common Shares or Preferred Shares issued but not outstanding, or authorized but unissued, to permit the exchange of Rights as contemplated in accordance with this Section 24.

        SECTION 25. Notice of Certain Events. (a) In case the Company shall propose (i) to pay any dividend payable in stock of any class to the holders of its Preferred Shares or to make any other distribution to the holders of its Preferred Shares (other than a regularly quarterly cash dividend), (ii) to offer to the holders of its Preferred Shares rights or warrants to subscribe for or to purchase any additional Preferred Shares or shares of stock of any class or any other securities, rights or options, (iii) to effect any reclassification of its Preferred Shares (other than a reclassification involving only the subdivision of outstanding Preferred Shares), (iv) to effect any consolidation or merger into or with any other Person (other than a Subsidiary of the Company in a transaction which does not violate Section 11(o) hereof), or to effect any sale or other transfer (or to permit one or more of its Subsidiaries to effect any sale or other transfer), in one or more transactions, of 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person or Persons (other than the Company and/or any of its Subsidiaries in one or more transactions each of which does not violate Section 11(o) hereof), or (v) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of such proposed action to the extent feasible and file a certificate with the Rights Agent to that effect, which shall specify the record date for the purposes of such stock dividend or distribution of rights or warrants, or the date on which such reclassification, consolidation, merger, sale, transfer, liquidation, dissolution, or winding up is to take place and the date of participation therein by the holders of the Preferred Shares, if any such date is to be fixed. Such notice shall be so given in the case of any action covered by clause (i) or
(ii) above of this Section 25(a) at least twenty (20) days prior to the record date for determining holders of the Preferred Shares for purposes of such action, and in the case of any such other action, at least twenty (20) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of the Preferred Shares, whichever shall be the earlier.

        (b) In case of a Section 11(a)(ii) Event, then (i) the Company shall as soon as practicable thereafter give to each holder of a Right Certificate, in accordance with Section 26 hereof, a notice of the occurrence of such event, which notice shall describe such event and the consequences of such event to holders of Rights under Section 11(a)(ii) hereof and (ii) all references in the foregoing Section 25(a) to Preferred Shares shall be deemed thereafter to refer also, if appropriate, to Common Shares and/or, if appropriate, other securities of the Company.

        SECTION 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, and addressed (until another address is filed in writing with the Rights Agent) as follows:

                                    General Instrument Corporation
                                    8770 West Bryn Mawr Avenue
                                    Suite 1300
                                    Chicago, Illinois 60631
                                    Attention:  Corporate Secretary and
                                                General Counsel

        Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, and addressed (until another address is filed in writing with the Company) as follows:

                                    Chase Mellon Shareholder Services
                                    450 West 33rd Street, 15th floor
                                    New York, NY 10001
                                    Attention: Account Administrator

        Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate or, if prior to the Distribution Date, to the holder of certificates representing Common Shares, shall be sufficiently given or made if sent by first-class mail, postage prepaid, and addressed to such holder at the address of such holder as shown on the registry books of the Company.

        SECTION 27. Supplements and Amendments. Prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of this Agreement without the approval of any holders of certificates representing Common Shares. From and after the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Right Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, (iii) to shorten or lengthen any time period hereunder, or
(iv) to change or supplement the provisions hereunder in any manner which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or an Affiliate or Associate thereof); provided, however, that this Agreement may not be supplemented or amended to lengthen, pursuant to clause (iii) of this sentence, (A) a time period relating to when the Rights may be redeemed at such time as the Rights are not then redeemable, or (B) any other time period unless such lengthening is for the purpose of protecting, enhancing or clarifying the rights of, and/or the benefits to, the holders of Rights. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment, provided that such supplement or amendment does not adversely affect the rights or obligations of the Rights Agent under Section 18 or 20 of this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed coincident with the interests of the holders of Common Shares. Notwithstanding anything contained in this Agreement to the contrary, in the event that a majority of the Board is comprised of persons elected at a meeting or by written consent of stockholders who were not nominated by the Board in office immediately prior to such meeting or written consent ( inlcuding successors of such persons elected to the Board) for the purpose of either facilitating a Transaction with a Transaction Person or circumventing directly or indirectly the provisions of this Section 27, then (A) for a period of 365 days following the effectiveness of such action, this Agreement shall not be amended or supplemented in any manner reasonably likely to have the purpose or effect of facilitating a Transaction with a Transaction Person and (B) no amendments or supplements may be made following such 365-day period if (1) such amendment or supplement is reasonably likely to have the purpose of facilitating a Transaction with a Transaction Person and (2) during such 365-day period, the Company enters into any agreement, arrangement or understanding with any Transaction Person which is reasonably likely to have the purpose or effect of facilitating a Transaction with any Transaction Person.

        SECTION 28. Determination and Actions by the Board, etc. The Board shall have the exclusive power and authority to administer this Agreement and to exercise  all  rights  and powers  specifically  granted  to the  Board,  or the
Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not redeem the Rights or to amend this Agreement and whether any proposed amendment adversely affects the interests of the holders of Right Certificates). For all purposes of this Agreement, any calculation of the number of Common Shares or other securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding Common Shares or any other securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement. All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) which are done or made by the Board in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Right Certificates and all other parties, and (y) not subject the Board to any liability to the holders of the Right Certificates.

        SECTION 29. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

        SECTION 30. Benefits of this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares), and nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Agreement.

        SECTION 31. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        SECTION 32.  Governing  Law. This  Agreement,  each Right and each Right
Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

        SECTION 33. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

        SECTION 34. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the date and year first above written.

                                           GENERAL INSTRUMENT CORPORATION

                                           By:  /s/  Thomas A. Dumit
                                                --------------------
                                                Thomas A. Dumit
                                                Vice President, General Counsel
                                                and Chief Administrative Officer

                                           CHASE MELLON SHAREHOLDER SERVICES,
                                           the Rights Agent

                                           By:  /s/  James E. Hagan
                                                -------------------
                                                James E. Hagan
                                                Vice President

                                           By:  /s/  Michael A. Nespoli
                                                -----------------------
                                                Michael A. Nespoli
                                                Vice President

                                                                       EXHIBIT A

                         GENERAL INSTRUMENT CORPORATION
                     CERTIFICATE OF DESIGNATION, PREFERENCES
                   AND RIGHTS OF SERIES A JUNIOR PARTICIPATING
                                 PREFERRED STOCK

                            (Pursuant to Section 151
            of the General Corporation Law of the State of Delaware)


        We, Thomas A. Dumit, Vice President, General Counsel and Chief Administrative Officer, and Susan M. Meyer, Secretary of General Instrument Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, do hereby certify:

        That pursuant to the authority conferred upon the Board of Directors by the Corporation's Restated and Amended Certificate of Incorporation (the "Certificate of Incorporation"), the Board of Directors on January 6, 1997, adopted the following resolution creating a series of 400,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock:

        WHEREAS, the Certificate of Incorporation provides that the Corporation is authorized to issue 20,000,000 shares of preferred stock, none of which are outstanding, now therefore it is.

        RESOLVED,  that  pursuant  to  the  authority  vested  in the  Board  of
Directors of the Corporation by Article FOURTH of the Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series A Junior Participating Preferred Stock (the "Participating Preferred Stock"), to consist of four hundred thousand (400,000) shares, par value $.01 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be as follows:

        1. Future Increase or Decrease. Subject of paragraph 4(e) of this resolution, the number of shares of said series may at any time or from time to time be increased or decreased by the Board of Directors notwithstanding that shares of such series may be outstanding at such time of increase or decrease.

        2. Dividend Rate.

                  (a) The holders of shares of Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of each November, February, May and August in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Participating Preferred Stock.

                  (b) On or after the first issuance of any share or fractional share of Participating Preferred Stock, no dividend on Common Stock shall be declared unless concurrently therewith a dividend or distribution is declared on the Participating Preferred Stock as provided in paragraph (a) above; and the declaration of any such dividend on the Common Stock shall be expressly conditioned upon payment or declaration of and provision for a dividend on the Participating Preferred Stock as above provided. In the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (c) Dividends shall begin to accrue and be cumulative on outstanding shares of Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. The Board of Directors may fix a record date for the determination of holders of shares of Participating Preferred Stock entitled to receive payment of a dividend distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

        3. Dissolution, Liquidation and Winding Up. In the event of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation (hereinafter referred to as a "Liquidation"), the holders of Participating Preferred Stock shall receive at least $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Participating Preferred Stock shall be entitled to receive at least an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of Common Stock (the "Participating Preferred Liquidation Preference").

        4. Voting Rights. The holders of shares of Participating Preferred Stock shall have the following voting rights:

                  (a) Each share of Participating Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the stockholders of the Corporation.

                  (b) Except as otherwise provided herein, or by law, the Certificate of Incorporation or the Amended and Restated By-laws of the Corporation (the "By-laws"), the holders of shares of Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (c) If and whenever dividends on the Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividend payments, then and in such event the holders of the Participating Preferred Stock, voting separately as a class (subject to the provisions of subparagraph (d) below), shall be entitled at the next annual meeting of the stockholders or at any special meeting to elect two (2) directors. Each share of Participating Preferred Stock shall be entitled to one vote, and holders of fractional shares shall have the right to a fractional vote. Upon election, such directors shall become additional directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by such number of directors. Such right of the holders of Participating Preferred Stock to elect directors may be exercised until all dividends in default on the Participating Preferred Stock shall have been paid in full, and dividends for the current dividend period declared and funds therefor set apart, and when so paid and set apart, the right of the holders of Participating Preferred Stock to elect such number of directors shall cease, the term of such directors shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the vesting of such special voting rights in the case of any such future dividend default or defaults. The fact that dividends have been paid and set apart as required by the preceding sentence shall be evidenced by a certificate executed by the President and the chief financial officer of the Corporation and delivered to the Board of Directors. The directors so elected by holders of Participating Preferred Stock shall serve until the certificate described in the preceding sentence shall have been delivered to the Board of Directors or until their respective successors shall be elected or appointed and qualify.

                  At any time when such special voting rights have been so vested in the holders of the Participating Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of 10% or more of the number of shares of the Participating Preferred Stock then outstanding addressed to such Secretary at the principal office of the Corporation in the State of Illinois, shall, call a special meeting of the holders of the Participating Preferred Stock for the election of the directors to be elected by them as hereinabove provided, to be held in the case of such written request within forty (40) days after delivery of such request, and in either case to be held at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such a special meeting (i) if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders or (ii) if at the time any such request is received, the holders of Participating Preferred Stock are not entitled to elect such directors by reason of the occurrence of an event specified in the third sentence of subparagraph
(d) below.

                  (d)  if,  at  any  time  when  the  holders  of  Participating
Preferred Stock are entitled to elect directors pursuant to the foregoing provisions of this paragraph 4, the holders of any one or more additional series of Preferred Stock are entitled to elect directors by reason of any default or event specified in the Certificate of Incorporation, as in effect at the time of the certificate of designation for such series, and if the terms for such other additional series so permit, the voting rights of the two or more series then entitled to vote shall be combined (with each series having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Participating Preferred Stock and of all such other series then entitled so to vote, voting as a class, shall elect such directors. If the holders of any such other series have elected such directors prior to the happening of the default or event permitting the holders of Participating
Preferred Stock to elect directors, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation from the holders of not less than 10% of the then outstanding shares of Participating Preferred Stock, then such directors so previously elected will be deemed to have been elected by and on behalf of the holders of Participating Preferred Stock as well as such other series, without prejudice to the right of the holders of Participating Preferred Stock to vote for directors if such previously elected directors shall resign, cease to serve or fail to stand for reelection while the holders of Participating Preferred Stock are entitled to vote. If the holders of any such other series are entitled to elect in excess of two (2) directors, the Participating Preferred Stock shall not participate in the election of more than two (2) such directors, and those directors whose terms first expire shall be deemed to be the directors elected by the holders of Participating Preferred Stock; provided that, if at the expiration of such terms the holders of Participating Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this paragraph 4, then the Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in subparagraph
(c)) of holders of Participating Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this paragraph 4) to be held on or prior to the time of expiration of the expiring terms referred to above.

                  (e) Except as  otherwise  set forth herein or required by law, the Certificate of Incorporation or the By-laws, holders of Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action. No consent of the holders of outstanding shares of Participating Preferred Stock at any time outstanding shall be required in order to permit the Board of Directors to: (i) increase the number of authorized shares of Participating Preferred Stock or to decrease such number to a number not below the sum of the number of shares of Participating Preferred Stock then outstanding and the number of shares with respect to which there are outstanding rights to purchase; or (ii) to issue Preferred Stock which is senior to the Participating Preferred Stock, junior to the Participating Preferred Stock or on a parity with the Participating Preferred Stock.

        5. Redemption. The shares of Participating Preferred Stock shall not be redeemable.

        6.  Conversion  Rights.   The  Participating   Preferred  Stock  is  not
convertible into Common Stock or any other security of the Corporation.

        IN WITNESS WHEREOF, the undersigned Chairman of the Board and Secretary of the Corporation each declares under penalty or perjury the truth, to the best of his or her knowledge, of this Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock.

                  Executed this 6th day of January, 1997 in Chicago, Illinois



                                        By:     /s/  Thomas A. Dumit
                                                --------------------
                                                Thomas A. Dumit,
                                                Vice President, General Counsel
                                                and Chief Administrative Officer

Attest:

/s/  Susan M. Meyer
-------------------
Susan M. Meyer, Secretary

                                                                       EXHIBIT B



                            Form of Right Certificate


Certificate No. R-                                                 ______ Rights


        NOT EXERCISABLE AFTER JANUARY 6, 2007, OR EARLIER IF REDEEMED BY THE CORPORATION. THE RIGHTS ARE SUBJECT TO REDEMPTION AT $.01 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN RELATED PERSONS, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.



                                Right Certificate

                         GENERAL INSTRUMENT CORPORATION


        This certifies that ___________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of January 6, 1997 (the "Rights Agreement"), between General Instrument Corporation, a Delaware corporation (the "Company"), and Chase Mellon Shareholder Services, a New Jersey limited liability company (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York, New York time, on January 6, 2007, unless the Rights evidenced hereby shall have been previously redeemed by the Company, at the principal office or offices of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series A Junior Participating Preferred Stock, $.01 par value per share (the "Preferred Shares"), of the Company, at a purchase price of $100.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of one one-thousandths of a Preferred Share which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of ____________, ____ based on the Preferred Shares as constituted at such date.

        Upon the occurrence of a Section 11(a)(ii) Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Right Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee after the Acquiring Person becomes such, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of any such Acquiring Person, Associate or Affiliate who becomes a transferee prior to or concurrently with the Acquiring Person becoming such, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Section 11(a)(ii) Event.

        As provided in the Rights Agreement, the Purchase Price and the number of one one-thousandths of a Preferred Share or other securities which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events, including Triggering Events (as such term is defined in the Rights Agreement).

        This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates, which limitations of rights include the temporary suspension of the exercisability of such Rights under the specific circumstances set forth in the Rights Agreement. Copies of the Rights Agreement are on file at the principal executive offices of the Company and the principal office or offices of the Rights Agent.

        This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of Preferred Shares or other securities as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

        Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at a redemption price of $.01 per Right (subject to adjustment as provided in the Rights Agreement) payable in Common Shares or cash.

        The Company shall not be required to issue fractions of Rights or to distribute Right Certificates which evidence fractional Rights. In lieu of such fractional Rights, there shall be paid to the registered holders of the Right Certificates with regard to which such fractional Rights would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Right as defined in the Rights Agreement.

        The Company will not be required to issue fractions of Preferred Shares (other than fractions which are one one-thousandths or integral multiples of one one-thousandth of a Preferred Share) upon exercise of the Rights or to distribute certificates which evidence fractional Preferred Shares (other than fractions which are one one-thousandths or integral multiples of one one-thousandth of a Preferred Share). In lieu of fractional Preferred Shares other than fractions that are multiples of one one-thousandth of a Preferred Share, the Company will pay to the registered holders of Right Certificates at the time such Rights are exercised an amount in cash equal to the same fraction of the current market value of one Preferred Share as defined in the Rights Agreement.

        No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Shares or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or other distributions or to exercise any preemptive or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

        This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

        WITNESS the signature of the proper officers of the Company and its corporate seal. Dated as of _________, ______.

[SEAL]
ATTEST:                                    GENERAL INSTRUMENT CORPORATION
Attest:
By   _________________________________     By   ________________________________
     Name:                                      Name:
     Title:                                     Title:


Countersigned:

CHASE MELLON SHAREHOLDER SERVICES

By   _________________________________
     Authorized Signatory
     Name:
     Title:

                    Form of Reverse Side of Right Certificate

                               FORM OF ASSIGNMENT

                (To be executed by the registered holder if such
               holder desires to transfer the Right Certificate.)


FOR  VALUE  RECEIVED  __________________________________________________  hereby sells, assigns and transfers unto ______________________________________________

--------------------------------------------------------------------------------
                  (Please print name and address of transferee)
--------------------------------------------------------------------------------

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _________ Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated: ____________, _____


                                                    ____________________________
                                                    Signature


Signature Guaranteed:

        Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank, savings association, credit union or trust company having an office or correspondent in the United States or other eligible guarantor institution which is a participant in a signature guarantee medallion program.

--------------------------------------------------------------------------------

        The undersigned hereby certifies that (1) the Rights evidenced by this Right Certificate are not being sold, assigned or transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and (2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Right Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

                                                    ____________________________
                                                    Signature
--------------------------------------------------------------------------------

             Form of Reverse Side of Right Certificate -- continued

                          FORM OF ELECTION TO PURCHASE

             (To be executed by the registered holder if such holder desires to exercise Rights represented by the Right Certificate.)

To the Rights Agent:

        The undersigned hereby irrevocably elects to exercise Rights represented by this Right Certificate to purchase the Preferred Shares, Common Shares or such other securities issuable upon the exercise of such Rights at this time as follows:

                                                            Please Insert
                                                            Number of Rights
                                                            To Be Exercised

                  (i)      Preferred Shares Exercise        __________

                  (ii)     Section 11(a)(ii) Exercise       __________

                  (iii)    Section 13 Exercise              __________

        The undersigned requests that certificates for such Preferred Shares, Common Shares or other securities be issued in the name of:

Please insert social security
or other identifying number ____________________________________________________

--------------------------------------------------------------------------------
                  (Please print name and address of transferee)
--------------------------------------------------------------------------------

If such  number of Rights  shall not be all the Rights  evidenced  by this Right
Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number ____________________________________________________

--------------------------------------------------------------------------------
                  (Please print name and address of transferee)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dated: _________, 19__

                                                    ____________________________
                                                    Signature


Signature Guaranteed:

        Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank, savings association, credit union or trust company having an office or correspondent in the United States or other eligible guarantor institution which is a participant in a signature guarantee medallion program.

--------------------------------------------------------------------------------

        The undersigned hereby certifies that (1) the Rights evidenced by this Right Certificate are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and (2) after due inquiry and to the best knowledge of the undersigned, the undersigned did not acquire the Rights evidenced by this Rights Certificate from any Person who is or was an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement).

                                                     ___________________________
                                                     Signature
--------------------------------------------------------------------------------

                                     NOTICE

        The signature on the foregoing Forms of Assignment and Election and certificates must conform to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

        In the event the certification set forth above in the Form of Assignment or the Form of Election to Purchase, as the case may be, is not completed, the Company and the Rights Agent will deem the Beneficial Owner of the Rights evidenced by this Right Certificate to be an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and such Assignment or Election to Purchase will not be honored.

                                                                       EXHIBIT C

                                                                 January 6, 1997

                 SUMMARY OF RIGHTS TO PURCHASE PREFERRED SHARES

        UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR AN AFFILIATE OR ASSOCIATE THEREOF (AS DEFINED IN THE RIGHTS AGREEMENT) AND CERTAIN RELATED PERSONS, WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, SHALL BECOME NULL AND VOID.

        The Board of Directors of General Instrument Corporation, a Delaware corporation (the "Company"), declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $.01 per share (the "Common Shares"), of the Company. The dividend is payable to the stockholders of record as of 5:00 P.M., New York, New York time, on January 24, 1997 (the "Record Date"), and with respect to Common Shares issued thereafter until the Distribution Date (as hereinafter defined) and, in certain circumstances, with respect to Common Shares issued after the Distribution Date. Except as set forth below, each Right, when it becomes exercisable, entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, par value $.01 per share (the "Preferred Shares"), at a price of $100.00 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement, dated as of January 6, 1997 (the "Rights Agreement"), between the Company and Chase Mellon Shareholder Services (the "Rights Agent").

        The Rights are attached to all certificates representing outstanding Common Shares, and no separate Right Certificates (as hereinafter defined) have been distributed. The Rights will separate from the Common Shares on the earliest to occur of (i) the first date of public announcement that a person or "group" (other than FLC Entities (as hereinafter defined) to the extent FLC Entities, individually or as a group, beneficially own no more than 20% of the then outstanding Common Shares) has acquired beneficial ownership of 15% or more of the outstanding Common Shares (except pursuant to a Permitted Offer, as hereinafter defined); or (ii) ten (10) business days (or such later date as the Board of Directors of the Company may determine) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person (as hereinafter defined) (the earliest of such dates being called the "Distribution Date"). A person or group whose acquisition of Common Shares causes a Distribution Date pursuant to clause (i) above is an "Acquiring Person". The first date of public announcement that a person or group has become an Acquiring Person is the "Shares Acquisition Date". "FLC Entities" means Instrument Partners, a New York limited partnership, Forstmann Little & Co. Subordinated Debt and Equity Management Buyout Partnership-IV, a New York limited partnership, Mssrs. Theodore J. Forstmann, Nicholas C. Forstmann, Wm. Brian Little, Winston W. Hutchins and Steven B. Klinsky, and their Affiliates and Associates who or which are considered as one Person and references to the FLC Entities include any or all such persons.

        The Rights Agreement provides that until the Distribution Date the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares have contained and will continue to contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Common Shares issued after the Distribution Date), and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M., New York, New York time, on January 6, 2007, unless earlier redeemed by the Company as described below.

        In the event that any person becomes an Acquiring Person (except pursuant to a Permitted Offer as hereinafter defined), each holder of a Right will have (subject to the terms of the Rights Agreement) the right (the "Flip-In Right") to receive upon exercise the number of Common Shares, or, in the discretion of the Board of Directors of the Company, the number of one one-thousandths of a Preferred Share (or, in certain circumstances, other securities of the Company) having a value (immediately prior to such triggering event) equal to two times the Purchase Price. Notwithstanding the foregoing, following the occurrence of the event described above, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or any affiliate or associate thereof will be null and void. A "Permitted Offer" is a tender or exchange offer for all outstanding Common Shares which is at a price and on terms determined, prior to the purchase of shares under such tender or exchange offer, by a majority of Disinterested Directors (as hereinafter defined) to be adequate (taking into account all factors that such Disinterested Directors deem relevant) and otherwise in the best interests of the Company and its stockholders (other than the person or any affiliate or associate thereof on whose basis the offer is being made) taking into account all factors that such Disinterested Directors may deem relevant. "Disinterested Directors" are directors of the Company who are not officers of the Company and who are not Acquiring Persons or affiliates or associates thereof, or representatives of any of them, or any person who was directly or indirectly proposed or nominated as a director of the Company by a Transaction Person (as hereinafter defined).

        In the event that, at any time  following the Shares  Acquisition  Date,
(i) the Company is acquired in a merger or other business combination transaction in which the holders of all of the outstanding Common Shares immediately prior to the consummation of the transaction are not the holders of all of the surviving corporation's voting power, or (ii) more than 50% of the Company's assets or earning power is sold or transferred, in either case with or to an Acquiring Person or any affiliate or associate thereof, or any other person in which such Acquiring Person, affiliate or associate has an interest, or any person acting on behalf of or in concert with such Acquiring Person, affiliate or associate, or, if in such transaction all holders of Common Shares are not treated alike, any other person, then each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right (the "Flip-Over Right") to receive, upon exercise, common shares of the acquiring company having a value equal to two times the Purchase Price. The holder of a Right will continue to have the Flip-Over Right whether or not such holder exercises or surrenders the Flip-In Right.

        The Purchase Price payable, and the number of one-thousandths of a Preferred Share or other securities issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

        The Purchase Price is also subject to adjustment in the event of a stock split of the Common Shares, or a stock dividend on the Common Shares payable in Common Shares, or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional one-thousandths of a Preferred Share will be issued, and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

        Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $10.00 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per Common Share. Each Preferred Share will have one thousand votes, voting together with the Common Shares. These rights are protected by customary antidilution provisions. In the event that the amount of accrued and unpaid dividends on the Preferred Shares is equivalent to at least six full quarterly dividends, the holders of the Preferred Shares shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the Common Shares until all dividends in default on the Preferred Shares have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

        At any time prior to the earlier to occur of (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"), which redemption shall be effective upon the action of the Board of Directors of the Company. Additionally, the Company may redeem the then outstanding Rights in whole, but not in part, at the Redemption Price after the triggering of the Flip-In Right and before the expiration of any period during which the Flip-In Right may be exercised in connection with a merger or other business combination transaction or series of transactions involving the Company in which all holders of Common Shares are treated alike but not involving a Transaction Person (as hereinafter defined). Upon the effective date of the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        In the event that a majority of the directors serving on the Board following a meeting of stockholders or stockholder action by written consent are not nominated by the Board of Directors of the Company serving immediately prior to such meeting or action, then for 365 days following such meeting or action the Rights may not be redeemed if such redemption is reasonably likely to facilitate a combination or sale of assets or earning power (a "Transaction") with a person (or its affiliate or associate) who (A) is or will become an Acquiring Person if the Transaction were to be consummated and (B) who has directly or indirectly proposed or nominated a member of the Board of Directors of the Company who is in office at the time the Transaction is being considered (a "Transaction Person"). The Rights may not be redeemed thereafter if during such 365 day period the Company enters into any agreement reasonably likely to facilitate a Transaction with a Transaction Person and the redemption is reasonably likely to facilitate a Transaction with a Transaction Person.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders of the Company, stockholders may, depending upon the circumstances, recognize taxable income should the Rights become exercisable or upon the occurrence of certain events thereafter.

                                                                       EXHIBIT 2



FOR IMMEDIATE RELEASE                            Contacts:        Dick Badler
---------------------                                             773-695-1030
                                                                  dbadler@gi.com

                                                                  Mark Borman
                                                                  773-695-1150
                                                                  mborman@gi.com


            GENERAL INSTRUMENT ANNOUNCES STRATEGIC RESTRUCTURING PLAN

                GI Will Separate Into Three Public Companies to
                      Focus On Global Growth Opportunities
    ------------------------------------------------------------------------

     CHICAGO, ILLINOIS - (January 7, 1997) -- General Instrument Corporation (NYSE:GIC) today announced that its Board of Directors has approved a strategic restructuring plan to divide GI into three separate public companies that are leaders in distinct global growth markets.

     The restructuring, expected to be completed this summer through a tax-free spin-off to shareholders, will create three independent companies:
     o NextLevel Systems, Inc., a leading worldwide supplier of systems and components for high-performance networks delivering video, voice and Internet/data services, comprised of GI's cable, satellite and telephony businesses, with 1996 sales in excess of $1.7 billion.
     o CommScope, Inc., the world's largest manufacturer of coaxial cable and a leading supplier of high-performance electronic cables, with 1996 sales of more than $560 million.
     o General Semiconductor, Inc., now GI's Power Semiconductor division, the world's leading supplier of low-to-medium power rectifiers and transient voltage suppressors, with 1996 sales of over $360 million.

     "Now is the time to make this comprehensive move," said Richard S. Friedland, Chairman and CEO of General Instrument, who will be Chairman and CEO of NextLevel Systems. "During the last 12 months, we began volume shipment of our digital set top boxes, next-generation satellite systems and SURFboard cable modems, and won our first contract to provide telephony services to a regional Bell operating company, NYNEX. NextLevel Systems will be a powerful $1.7 billion sales company that is 100-percent focused on the high-growth opportunities in the worldwide market for high-performance communications networks -- a market being transformed by accelerating consumer and business demand worldwide."

     "At the same time, CommScope is expanding its position in the worldwide cable and satellite TV industries and has great opportunities with its high-performance electronic cables, while worldwide demand for General Semiconductor's power conditioning products is starting to resume its historical growth trends," he said.

NextLevel to Focus on High-Performance Video, Voice and Data Networks
---------------------------------------------------------------------
     NextLevel Systems, Inc. will be formed by combining GI's Communications divisions in Hatboro, Pennsylvania and San Diego, California, and its Rohnert Park, California-based NextLevel Communications subsidiary. Historically, the operations that will make up NextLevel Systems have focused on the cable and satellite television markets, but the company expects to expand aggressively beyond these markets, seeking to build a major presence in the new growth markets for high-speed modems, which provide Internet and multimedia services, and switched-digital local access systems, which provide advanced voice, plus video and high-speed data services over telephone networks.

     This expansion will leverage NextLevel Systems' broad expertise in providing systems and components for the full spectrum of video, voice and data networks regardless of their technology or architecture -- including satellite, broadcast, wireless and wired networks using coaxial, fiber optic or copper twisted-pair cable. NextLevel's systems and components permit high-performance video, voice and data services to be transmitted over any of these networks. As a result of its expansion plans, NextLevel Systems expects its revenues to be more evenly distributed across the cable, satellite, high-speed data and telephony network markets by the year 2000.

     "The transition to GI's next-generation of digital and analog systems for cable and satellite networks is nearly completed," said Friedland. "Sales of these products, which are the core of NextLevel Systems, are growing rapidly with improving profit margins. We are also on the threshold of significant deployment of our NLevel3 switched-digital local access telephone system and high-speed SURFboard modems."

     General Instrument's current corporate management team and the management teams of the GI Communications and Next Level Communications businesses will lead NextLevel Systems after the spin-offs. Reflecting the high-growth potential of its businesses, NextLevel is expected to have sufficient cash and borrowing capacity to provide the company with the financial flexibility to invest for growth in its high-technology markets. NextLevel Systems will be based in Chicago, Illinois with approximately 8,300 employees worldwide.

CommScope to Focus on Expanding its Broadband Cable Sales Worldwide
-------------------------------------------------------------------
     CommScope, with 1996 sales exceeding $560 million, is the world's leading manufacturer of coaxial cables for cable television systems, with more than a 50 percent market share. It also supplies fiber optic and other high-performance electronic cables. CommScope cables are used in cable and satellite television networks, telephone networks, local area networks, wireless transmission systems, residential wiring and airplanes. In 1996, approximately 35 percent of CommScope's sales were outside the U. S. Based in Hickory, North Carolina, CommScope has approximately 2,500 employees worldwide.

     "CommScope has been focusing its business on broadband cables for over 30 years," said Frank Drendel, who has managed CommScope since 1972 and will be the Chairman and CEO of the company following its spin-off. "We are expanding as well in other related electronic cable markets, such as local area networks, where we have the capability for continued significant growth."

     CommScope is well-positioned to service the $2.4 billion worldwide broadband cable market. CommScope's sales have grown at a compound annual rate of approximately 18 percent since 1993 by increasing market share and focusing on new, high-growth markets, such as international cable systems, local area networks and residential wiring. Additional future growth opportunities at CommScope are expected to come from new markets for wireless transmission systems and airplanes.

General Semiconductor to Focus on Global Growth in Electronic Content
---------------------------------------------------------------------
     Power  Semiconductor,  which  will  become  General  Semiconductor,  is the world's leading supplier of low-to-medium power rectifiers and voltage suppressors for use in diverse applications by automotive, computer, consumer, industrial and telecommunications manufacturers. General Semiconductor, with 1996 sales exceeding $360 million, will be based in Melville, New York, with approximately 3,000 employees worldwide.

     "With a singular focus on power rectifier and transient voltage suppressor products and services, we believe General Semiconductor will be better positioned to leverage its market leadership and competitive strengths of distribution and high quality manufacturing," said Ron Ostertag, who has managed the business since 1990 and will be the CEO of General Semiconductor. "This will allow us to enhance our global service and increase customer satisfaction."

     General Semiconductor is a formidable global competitor serving the $1.6 billion worldwide power rectifier and transient voltage suppressor markets. Since 1993, its sales have grown at a three-year compound annual rate of approximately 10 percent. Management expects General Semiconductor's future growth to be driven by worldwide demand for increased electronic functions and the company's strong position as a global supplier of high quality, reliable components. In 1996, approximately 70 percent of the business' sales were outside the U.S.

Reasons For Restructuring
-------------------------
     "After considerable study and detailed analysis, we concluded that our three diverse businesses would be best positioned as independent, public companies," said Friedland. "The businesses have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different short- and long-term goals."

     "The restructuring will give the management of each business the ability to focus on its own business, markets, customer requirements and growth opportunities," he continued. "Specifically, each business will be able to organize its capital structure, allocate its resources and design corporate strategies based wholly on the benefits to its own operations. Moreover, management will be able to design equity-based compensation programs that are targeted to its specific business and performance, and therefore be better positioned to attract and retain key personnel."

     "Over the long term, the spin-offs will allow each business to more efficiently leverage its world leadership position to increase shareholder value," said Friedland. "Investors will be able to value each of the three companies on its own merits and growth fundamentals."

Restructuring and Other Charges
-------------------------------
     GI will incur after-tax charges of $55 to $65 million ($0.37 to $0.44 per fully diluted share) in the fourth quarter of 1996. These charges consist primarily of costs related to the transition to the next generation of digital products, restructuring costs incurred through December 31, 1996 and the write-down of certain assets. The company expects fourth quarter earnings, which will be announced on February 10, to be in the range of $0.28 to $0.32 per fully-diluted share, excluding the charges.

     The company will incur additional after-tax charges in 1997 of $50 to $70 million ($0.33 to $0.47 per fully diluted share) for costs related to the consummation of the restructuring, including the costs of dividing the company's Taiwan assets between NextLevel Systems and General Semiconductor.

Legal, Tax and Capital Structure Matters
----------------------------------------
     The restructuring plan is subject to the approval of the holders of a majority of shares of General Instrument and the receipt of a ruling from the Internal Revenue Service that the separation of NextLevel Systems, CommScope and General Semiconductor is not taxable to the company or its shareholders.

     General Instrument intends to tailor each new company's capital structure to ensure that it will have the financial flexibility to invest in the growth of its world leadership businesses. At December 31, 1996, General Instrument's total debt outstanding was $703 million, of which $228 million are notes convertible into GI's common stock at a conversion price of $23.75 per share. General Instrument expects the convertible notes to be redeemed or converted prior to the spin-offs.

Shareholder Rights Plan Adopted
-------------------------------
     As General Instrument moves into the implementation phase of its restructuring plan, the Board of Directors also approved a shareholder rights plan designed to protect shareholders from various abusive takeover tactics, including attempts to acquire control of the company at an inadequate price.

     Under the rights plan, each shareholder will receive a dividend of one right for each outstanding share of GI common stock. Upon the occurrence of certain events involving a buyer (other than an existing 15% shareholder) acquiring a 15% or greater position in the company, all rights holders except the buyer will be entitled to purchase GI stock at a discount. If GI is acquired in a merger after such an acquisition, all rights holders except the buyer will also be entitled to purchase stock in the buyer at a discount.

     Rights will be distributed to shareholders of record as of January 24, 1997, and will also apply to newly-issued shares after that date. The company may redeem the rights for $0.01 each at any time before a buyer acquires a 15% position in the company, and under certain other circumstances. The rights distribution is not taxable to shareholders. Details of the rights plan will be mailed to all GI shareholders.

     The investment banking firms of Goldman, Sachs & Co., Merrill Lynch and Lazard Freres and the law firm of Fried, Frank, Harris, Shriver & Jacobson are serving as advisors to General Instrument.

     The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Forward-Looking Information filed by General Instrument as Exhibit 99 to its Form 10-K for the year ended December 31, 1995 are incorporated herein by reference. General Instrument's actual results could differ materially from the "forward-looking" information in this press release.

              For more information on the strategic restructuring, visit General Instrument on the World Wide Web at http://www.gi.com

General Instrument supports the National Association of Investors Corporation's "Own Your Share of America" campaign, which encourages individuals to invest in common stock.

                                       ###